AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 25, 2015

BETWEEN

HOMESTREET, INC.,
a Washington corporation;
HOMESTREET BANK,
a Washington chartered savings bank;

AND

ORANGE COUNTY BUSINESS BANK,
a California chartered banking corporation

i

ii

Exhibits to this Agreement

Exhibit A	Form of Shareholder Agreement (Directors)
Exhibit B	Form of Shareholder Agreement (Officers)
Exhibit C	Participating Shareholders
Exhibit D	Form of Termination and Release Agreement
Exhibit E	Form of Estoppel Letter
Exhibit F	Form of Opinion of King, Holmes, Paterno & Soriano, LLP
Exhibit G	Form of Opinion of Katten Muchin Rosenman LLP as to Certain Tax Matters

iii

AGREEMENT AND PLAN OF MERGER
AMONG
HOMESTREET, INC.
AND
OCBB

This AGREEMENT AND PLAN OF MERGER, dated as of September 25, 2015 (this “Agreement”), is by and between HomeStreet, Inc. (“HomeStreet”), a Washington corporation and registered savings and loan holding company, HomeStreet Bank, a Washington chartered savings bank and a wholly owned subsidiary of HomeStreet; and Orange County Business Bank, a California chartered banking corporation (“OCBB”). Capitalized terms used herein shall have the meanings assigned in Section 1.1.
RECITALS

A.
Purpose and Intent. The boards of directors of each of HomeStreet, HomeStreet Bank, and OCBB have determined that it is in the best interests of their respective shareholders to enter into the Transactions as more fully described herein, the primary results of which will be the merger of OCBB with and into HomeStreet Bank, with HomeStreet as the resulting bank (the “Merger”).

B.
Shareholder Agreements. In connection with this Agreement and the Transactions, and as a condition precedent to HomeStreet’s entry into this Agreement, each of the Participating Shareholders will be entering into a Shareholder Agreement (collectively, the “Shareholder Agreements”) in the form of Exhibit A (in the case of OCBB directors) or Exhibit B (in the case of certain OCBB officers). The parties acknowledge that the goodwill of OCBB consists in material part of the relationships between the Participating Shareholders, on the one hand, and the customers and prospective customers of OCBB, on the other hand. It is the intention of the parties that such Shareholder Agreements are being entered into in connection with the sale or other disposition of all of the capital stock of OCBB owned by each Participating Shareholder, and accordingly that the terms set forth in Section 4 thereof are exempt from the application of Section 16600 of the California Business and Professions Code by virtue of Section 16601 of such Law.

C.	Certain Tax Matters. The parties intend that the Merger will constitute a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code.
NOW, THEREFORE, the parties agree as follows:

ARTICLE 1. CERTAIN DEFINITIONS
Section 1.1    Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
“Action” has the meaning set forth in Section 4.9.
“Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form), or any disclosure of an intention to do any of the foregoing, from any Person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of OCBB; (ii) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of OCBB or any of its Subsidiaries; (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of OCBB; (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving OCBB or any of its Subsidiaries, other than the Transactions; or (v) acquisition (directly or indirectly and whether or not intentionally) of the status of “bank holding company” within the meaning of Section 2(a) of the Bank Holding Company Act of 1956, as amended, with respect to OCBB.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” means the ability, directly or indirectly, to influence the management and policies of the Person in question, whether arising by virtue of ownership interest, contract right or otherwise. For the avoidance of doubt, references to “control” of a Person as determined in accordance with, or for purposes of, the Bank Holding Company Act of 1956, shall not be determined in accordance with the preceding sentence and instead shall be determined in accordance with Section 2(a)(1) of such Law.
“Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, Small Business Association or any other federal or state agency with authority to (A) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by OCBB; or (B) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including, without limitation, state and local housing finance authorities.
“Agreement” has the meaning set forth in the Preamble.
“AJCA” has the meaning set forth in Section 4.11(c).
“Bank Regulatory Authorities” means each and all of the WDFI, the CDBO, the FDIC, the Board of Governors of the Federal Reserve System (whether or not acting through the Federal Reserve Bank of San Francisco), and any other Governmental Entity having jurisdiction over the Transactions by virtue of the nature of any such party’s banking powers.

“Benefit Plans” has the meaning set forth in Section 4.11(a).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions are required or permitted to be closed in either or both the State of Washington and the State of California.
“Cash Component” shall have the meaning assigned in Section 3.1(b)(i).
“CDBO” means the California Department of Business Oversight.
“Change in Recommendation” has the meaning set forth in Section 6.9(a).
“Classified Loans” has the meaning set forth in Section 4.15(a).
“Closing” and “Closing Date” have the meanings set forth in Section 2.2(b).
“Code” has the meaning set forth in Section 3.4.
“Confidential Information” means all information, whether written or oral, and whether reduced to electronic or magnetic data or otherwise, that a party or its Representatives or affiliates delivers to the other party, or to which a party becomes privy relating to the other party, which is not publicly available, including, without limitation, any information obtained by one party (including its Subsidiaries) from another party (including from or through the parties’ Affiliates or Representatives) during the negotiation of this Agreement, in the course of any due diligence of the other party, and in compliance with the parties’ covenants in this Agreement or the Confidentiality Agreement, other than any information that (i) at the time of disclosure or thereafter is generally available to and known by the public; (ii) was available on a non-confidential basis from a source other than HomeStreet or HomeStreet Bank, on the one hand, or OCBB, on the other hand; or (iii) was independently acquired or developed by a party without violating any obligations under this Agreement or the Confidentiality Agreement.
“Confidentiality Agreement” means that certain Confidentiality Agreement between HomeStreet and OCBB dated April 21, 2015.
“Contract” has the meaning set forth in Section 4.5(a).
“Control Transaction” means (i) the acquisition by any Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of OCBB or its Subsidiaries or a majority of the assets of OCBB or its Subsidiaries; (ii) any issuance of securities resulting in the ownership by any Person of more than 50% of the voting power of OCBB or its Subsidiaries or by any Person other than OCBB of more than 50% of the voting power of OCBB or its Subsidiaries or (iii) any merger, consolidation or other business combination transaction involving OCBB or any of its Subsidiaries as a result of which the shareholders of OCBB cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.
“Corporate Authorities” shall have the meaning assigned in Section 2.2(a).
“Derivatives Contract” means any put, call, straddle, right, option, collar or other contract, agreement, arrangement or understanding of any kind or nature whatsoever; (i) the rights, value or benefit of which is derived wholly or in part from the value or change in value of any other security or commodity; (ii) that represents the right or obligation to acquire or dispose of any other security or commodity; or (iii) the rights, value or benefit of which is based wholly or in part upon the performance of any other contract by a Person not a party to that other contract.
“Dissenters’ Rights Laws” has the meaning set forth in Section 3.5.
“Dissenting Shares” has the meaning set forth in Section 3.5.
“Effective Date” has the meaning set forth in Section 2.2(a).
“Effective Time” has the meaning set forth in Section 2.2(a).
“Environmental Laws” has the meaning set forth in Section 4.22.
“Equity Investment” means (a) any Equity Security; (b) any ownership interest in any corporation or other entity; (c) any membership interest that includes a voting right in any corporation or other entity; (d) any interest in real estate; (e) any Derivatives Contract (other than a Derivatives Contract that represents or relates solely to a “commodity” as that term is defined in 7 USC § 1a(9) of the Commodity Exchange Act); and (f) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.
“Equity Security” means (a) any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate; (b) any security or contract convertible into or exercisable for such a security; (c) any security carrying any warrant or right to subscribe to or purchase any such security; (d) any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing; and (e) any right (whether vested or contingent) to vote or direct the voting of any securities on any matter that is subject to the approval of the security holders of the issuer thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Exchange Agent” has the meaning set forth in Section 3.2(a).

“Exchange Fund” has the meaning set forth in Section 3.2(a).
“Fairness Hearing” means a hearing convened by CDBO in accordance with Section 25142 of the California Corporations Code for the purposes of determining whether the Merger and the other Transactions are fair, just and equitable, and making a determination regarding the Registration Notice.
“Fairness Hearing Application” shall have the meaning assigned in Section 6.4(b)(i).
“Fairness Hearing Notice” shall have the meaning assigned in Section 6.4(c).
“FDIC” means the Federal Deposit Insurance Corporation.
“GAAP” means accounting principles generally accepted in the United States of America.
“Governmental Entity” has the meaning set forth in Section 4.5(b).
“HomeStreet” has the meaning set forth in Recital A.
“HomeStreet Adjustment Event” means any and every stock split, stock dividend, recombination, recapitalization, or similar event that proportionately affects the outstanding shares of HomeStreet Common Stock. For the avoidance of doubt, the following events shall not constitute an HomeStreet Adjustment Event: (i) issuance of HomeStreet Equity Securities under the HomeStreet Plans or otherwise in connection with the compensation, incentive, retention or accession of any HomeStreet director, officer or employee consistent with past practices; (ii) the issuance of any debt securities that are not convertible into HomeStreet Common Stock within twelve (12) months of the date of this Agreement; (iii) the issuance of preferred stock by HomeStreet unless such stock is exchangeable for or convertible into HomeStreet Common Stock; (iv) the Transactions; or (v) any other merger, acquisition or other business combination in which HomeStreet is the surviving entity and which is approved by the HomeStreet Board and, if required by the WBCA or the rules of the Nasdaq Stock Market, by the holders of the HomeStreet Common Stock.
“HomeStreet Articles” means the Second Amended and Restated Articles of Incorporation of HomeStreet, as amended.
“HomeStreet Bank Articles” means the Amended and Restated Articles of Incorporation of HomeStreet Bank, as amended.
“HomeStreet Bank Board” means the Board of Directors of HomeStreet Bank.
“HomeStreet Bank Bylaws” means the Amended and Restated Bylaws of HomeStreet Bank and any amendments thereto.

“HomeStreet Base Price” means the arithmetic average of the 4:00 p.m. Eastern Time closing sale prices of HomeStreet Common Stock reported by NASDAQ on each of the ten (10) consecutive trading days immediately preceding but not including the trading day prior to the date of this Agreement, as adjusted for any HomeStreet Adjustment Event.
“HomeStreet Board” means the Board of Directors of HomeStreet.
“HomeStreet Bylaws” means the Second Amended and Restated Bylaws of HomeStreet and any amendments thereto.
“HomeStreet Closing Price” means the arithmetic average of the 4:00 p.m. Eastern Time closing sale prices of HomeStreet Common Stock reported by NASDAQ on each of the ten (10) consecutive trading days immediately preceding but not including the fifth trading day prior to the Closing Date, as adjusted for any HomeStreet Adjustment Event.
“HomeStreet Common Stock” means the common stock, no par value, of HomeStreet.
“HomeStreet Disclosure Letter” has the meaning set forth in Article 5.
“HomeStreet Expense Reimbursement” has the meaning set forth in Section 8.3(b).
“HomeStreet Party” means HomeStreet or HomeStreet Bank.
“HomeStreet Preferred Stock” means the preferred stock, no par value, of HomeStreet.
“HomeStreet SEC Documents” has the meaning set forth in Section 5.5(a).
“HomeStreet Stock Option” means any option, warrant, right or other security or arrangement conveying or purporting to convey a right to purchase HomeStreet Common Stock.
“Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by OCBB, including but not limited to the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the United States Department of Agriculture, Small Business Administration and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.
“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and all applications, registrations and renewals in connection therewith, including all goodwill associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.
“IRS” has the meaning set forth in Section 4.11(a).
“Knowledge” (including derivative terms such as “Known” and “Knowingly”) means, as to any party, any fact or matter that (a) is actually known by a director or executive officer of that party; or (b) a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation regarding the accuracy of any such matter.
“Law” has the meaning set forth in Section 4.5(a).
“Liens” has the meaning assigned in Section 4.2(a).
“Loan Investor” means any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by OCBB or a security backed by or representing an interest in any such mortgage loan.
“Loans” has the meaning set forth in Section 4.15(a).
“Material Adverse Effect” means, with respect to any party to this Agreement (on the basis of the circumstances of or effects upon the party and its Subsidiaries, taken as a whole), any effect that, taken individually or together with any other effect; (a) is material and adverse to the financial condition, results of operations or business of HomeStreet or OCBB , as the case may be; or (b) is materially likely to impair or delay the ability of HomeStreet or OCBB as the case may be, to perform their respective obligations under this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in Laws or interpretations thereof by Governmental Entities; (ii) changes in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally; (iii) changes in general economic conditions, including interest rates, affecting banks, savings institutions and their holding companies generally; (iv) the announcement of the Transaction, of any “investigation,” litigation, arbitration or claim, or any threat of any of the foregoing, against any of the parties arising or alleged to have arisen in connection with the Transactions; or (v) changes that result solely or primarily from natural disasters, calamities, acts of God or acts of war or terrorism, provided that the effect of such changes described in clauses (i); (ii); (iii) and (v) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on HomeStreet and its Subsidiaries as a whole on the one hand, or OCBB and its Subsidiaries as a whole on the other hand. For the avoidance of doubt, it is expressly understood, acknowledged and agreed that in the event any party to this Agreement enters into or becomes subject to any order, consent, decree, directive, agreement, memorandum of understanding or similar arrangement with any of the Bank Regulatory Authorities as of or after the date of this Agreement, such event shall be deemed to constitute a Material Adverse Effect with respect to such party.
“Material Contracts” has the meaning set forth in Section 4.14(a).

“Merger Consideration” has the meaning assigned in Section 3.1(b).
“Merger” has the meaning set forth in Recital A.
“OCBB” has the meaning set forth in the Preamble.
“OCBB Articles” means the Articles of Incorporation of OCBB, as amended.
“OCBB Balance Sheet” has the meaning set forth in Section 4.6(f).
“OCBB Board” means the Board of Directors of OCBB.
“OCBB Bylaws” means the Bylaws of OCBB and any amendments thereto.
“OCBB Common Stock” means the common stock, par value [•] per share, of OCBB.
“OCBB Disclosure Letter” has the meaning set forth in Article 4.
“OCBB Expense Reimbursement” has the meaning set forth in Section 8.3(c).
“OCBB IT Systems” has the meaning set forth in Section 4.18(b).
“OCBB Material Contract” has the meaning set forth in Section 4.14(a).
“OCBB Meeting” has the meaning set forth in Section 6.8.
“OCBB Plans” has the meaning set forth in Section 4.11(a).
“OCBB Reports” has the meaning set forth in Section 4.6(b).
“OCBB Stock Option” means any option, warrant, right or other security conveying or purporting to convey a right to purchase OCBB Common Stock.
“OCBB Stock Plans” has the meaning set forth in Section 4.2(a).
“OCBB Transaction Expenses” means any and all out-of-pocket costs and expenses (including without limitation the attorney, accountants and financial advisors’ fees and other costs and expenses of any kind and nature whatsoever incurred by OCBB (and including the reimbursed or reimbursable costs incurred by OCBB’s Affiliates and Representatives) in the course of such party’s negotiation, investigation, and documentation of this Agreement and its performance in pursuit of the Transactions.
“OREO” means other real estate owned.
“Participating Shareholder” means any Persons identified on Exhibit C as being an executive officer or director of OCBB.
“Permits” has the meaning set forth in Section 4.10.

“Permitted Liens” has the meaning set forth in Section 4.17.
“Per Share Merger Consideration” shall have the meaning assigned in Section 3.1(c).
“Person” means any individual, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.
“Protective Covenant” means, with respect to the several Shareholder Agreements, the provisions of Section 4 thereof, pursuant to which each Participating Shareholder undertakes certain obligations as set forth in the relevant agreements. References in this Agreement to the Protective Covenants shall not be deemed to limit, expand or otherwise modify the terms of the several Protective Covenants, each of which shall be construed as between HomeStreet and the individual party as set forth therein.
“Proxy Statement” means a proxy statement for the solicitation of proxies for the voting of OCBB Common Stock for purposes of approval of the Merger pursuant to Section 152 of the California Corporations Code. For purposes of this Agreement, references to the “Proxy Statement” shall include the accompanying letter to shareholders, notice of meeting, proxy statement and form of proxy, and any other soliciting material to be distributed to shareholders of OCBB in connection with the Merger, together with any supplements and amendments thereto.
“Registration Notice” has the meaning set forth in Section 4.5(b).
“Regulatory Agreement” has the meaning set forth in Section 4.24.
“Representatives” means, with respect to a party, any investment banker, financial advisor, attorney, accountant or other Person retained by such party for the purpose of rendering advice in connection with the Merger and the Transactions.
“Resulting Bank” has the meaning set forth in Section 2.1(a).
“Resulting Bank Articles” means the articles of incorporation of HomeStreet Bank, as in effect on the date of this Agreement, as amended from time to time in accordance therewith.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Share” or Shares” has the meaning set forth in Section 4.2(a).
“Shareholder Agreement” has the meaning assigned in Recital B.
“Stock Component” shall have the meaning assigned in Section 3.1(b)(ii).

“Shareholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of OCBB Common Stock in favor of the Merger as required by Section 152 of the California Corporations Code.
“Specified Termination Event” has the meaning set forth in Section 8.2.
“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.
“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of OCBB Common Stock then outstanding or all or substantially all of OCBB’s consolidated assets, which the OCBB Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after taking into account the advice of OCBB’s financial advisor and outside counsel; (i) is more favorable from a financial point of view to its shareholders than the Merger; (ii) is reasonably likely to be consummated on the terms set forth; and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the OCBB Board, is reasonably likely to be obtained by such third party; provided, however, that under no circumstances shall the OCBB Board determine that an Acquisition Proposal is a Superior Proposal on the basis of anything other than the amount of cash and the then-current fair value of any securities or other consideration to be issued or paid to the holders of OCBB Common Stock, and expressly without regard to the supposed investment value of any securities to be delivered in connection therewith (but the OCBB Board may consider the impact of any Tax laws upon the holders of OCBB Common Stock in connection with such Acquisition Proposal).
“Takeover Laws” has the meaning set forth in Section 4.20.
“Tax” and “Taxes” have the meaning set forth in Section 4.13(h)(i).
“Tax Returns” has the meaning set forth in Section 4.13(h)(ii).
“Termination Fee” has the meaning set forth in Section 8.3(b).
“Transaction Documents” means this Agreement and the several Shareholder Agreements.
“Transactions” means, collectively, the Merger and each other transaction contemplated by this Agreement.
“WBCA” means the Washington Business Corporation Act, RCW Chapter 23B.

“WDFI” means the Washington State Department of Financial Institutions.
Section 1.2    Interpretation.
(a)    Drafting. The parties acknowledge that each party was represented by counsel in the negotiation and preparation of this Agreement and the other documents pertaining to the Transactions. Accordingly, this Agreement shall not be construed against or in favor of, or with a bias toward or against, any party on the basis of such party’s role in the preparation hereof.
(b)    Wording. For purposes of this Agreement references herein to gender-neutral terms shall be deemed to include the feminine and masculine contexts of such terms; references to the masculine shall be deemed to include the feminine; and references to the feminine shall be deemed to include the masculine. References herein to the term “including” shall be deemed to include the words “without limitation” unless the text explicitly states otherwise.
(c)    Disclosures. With respect to information set forth in the OCBB Disclosure Letter, the HomeStreet Disclosure Letter and the HomeStreet SEC Documents, which in each case represents a disclosure or exception with respect to one or more representations and warranties of a party, such information shall be sufficient to form the basis of a valid disclosure or exception with respect to each of such party’s other representations and warranties herein, to the extent the context of such disclosure is plainly and facially evident as to each such other representation or warranty.
ARTICLE 2.    THE MERGER
Section 2.1    The Merger.
(d)    Effects of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, OCBB shall merge with and into HomeStreet Bank in accordance with the applicable provisions of the California Corporations Code and the WBCA, the separate corporate existence of OCBB shall cease and HomeStreet Bank shall survive and continue to exist as a Washington chartered savings bank (HomeStreet Bank, as the surviving bank in the Merger, sometimes being referred to herein as the “Resulting Bank”). It is intended by the parties that the Merger occur outside business hours. Upon consummation of the Merger, the effect of the Merger shall be as provided in RCW Chapter 30.32, Section 4903 of the California Financial Code and Section 1107 of the California Corporations Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of OCBB shall vest in the Resulting Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of OCBB shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Resulting Bank.
(e)    Name. The name of the Resulting Bank shall continue to be “HomeStreet Bank”

(f)    Articles and Bylaws. The articles of incorporation of the Resulting Bank after the Merger shall be the HomeStreet Bank Articles. The bylaws of the Resulting Bank after the Merger shall be the HomeStreet Bank Bylaws.
(g)    Directors and Executive Officers. The directors of the Resulting Bank immediately after the Merger shall be the directors of HomeStreet Bank immediately prior to the Merger, each of whom shall serve until his or her successor shall be duly elected and qualified. The executive officers of the Resulting Bank immediately after the Merger shall be the executive officers of HomeStreet Bank immediately prior to the Merger, each of whom shall serve until such time as his or her successor shall be duly appointed and qualified.
(h)    Authorized Capital Stock. The authorized capital stock of HomeStreet Bank upon consummation of the Merger shall be as set forth in the HomeStreet Bank Articles. The authorized capital stock of HomeStreet and HomeStreet Bank shall be unaffected by the Transactions.
(i)    Articles or Plan of Merger. If required by the Corporate Authorities, or if deemed appropriate by HomeStreet with the consent of OCBB (which consent shall not be unreasonably withheld, conditioned or delayed) and acceptable to the Corporate Authorities, the parties may consummate the Merger by filing articles of merger or a plan of merger in a form reasonably acceptable to HomeStreet, in lieu of filing this Agreement.
(j)    Additional Actions. If, at any time after the Merger, the Resulting Bank shall determine that any further assignments or assurances in Law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Resulting Bank its right, title or interest in, to or under any of the rights, properties or assets of OCBB acquired or to be acquired by the Resulting Bank as a result of, or in connection with, the Merger; or (ii) otherwise carry out the purposes of this Agreement, then OCBB and its proper officers and directors shall be deemed to have granted to the Resulting Bank, as of the consummation of the Merger, an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Resulting Bank and otherwise to carry out the purposes of this Agreement, and from and after such time, the proper officers and directors of the Resulting Bank are and shall be fully authorized in the name of the Resulting Bank or otherwise to take any and all such action without limitation, except as limited by Law.
Section 2.2    Effective Date and Effective Time; Closing. Subject to the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions):
(a)    Not later than the fifth Business Day after the satisfaction or waiver of all conditions to the Closing set forth in this Agreement, or at such later time (but not later than the last business day or the month in which such fifth Business Day occurs) as the parties may agree, the parties shall file with the Secretaries of State of the States of Washington and California

(collectively the “Corporate Authorities”) a copy of this Agreement or articles or a plan of merger reasonably acceptable to the parties and acceptable to the Corporate Authorities. The “Effective Time” shall be the time of filing of such document or documents, or any later date and time specified in the articles or plan of merger so filed; provided, however, that the parties shall exercise commercially reasonable efforts to cause the Effective Time to occur at a time outside regular banking business hours. The “Effective Date” shall mean the calendar day on which the Effective Time occurs.
(b)    A closing (the “Closing”) of the Merger shall take place on the Business Day prior to the Effective Time at the offices of Davis Wright Tremaine LLP, 1201 Third Avenue, Suite 2200, Seattle, Washington 98101, or at such other place, at such other time, or on such other date as the parties may mutually agree (such date, the “Closing Date”). At the Closing, there shall be delivered to HomeStreet and OCBB the certificates and other documents required to be delivered under Article 7.
Section 2.3    Restructuring Transaction. At any time between the date of this Agreement and the Effective Time, the parties agree to take such actions and execute and deliver such documents and instruments as may be reasonably necessary or desirable, in the reasonable discretion of HomeStreet, to restructure the Transactions, amend this Agreement or any of the Transaction Documents, or to amend or alter the terms of the Merger (or any or all of the foregoing) so as to avail any one or more of the parties of any advantages of any now-existing or hereafter adopted Law, to facilitate regulatory approval of the Transactions or the Merger, or to promote more advantageous Tax treatment for any party or any other Person with respect to any of the agreements, arrangements, understandings, purposes or effects contemplated by this Agreement; provided, however, that (i) there shall be no such change to any material provision of this Agreement after the Shareholder Approval; and (ii) without the consent of OCBB (which consent, in the case of clauses (B) and(C) below, shall not unreasonably be withheld), no amendment or restructure may be made that (A) would alter the kind, value or amount of the Merger Consideration, (B) would be reasonably expected to materially delay the receipt of any regulatory approval or other consent required to complete the Merger, or (C) otherwise cause any of the closing conditions set forth in Article 7 not to be capable of being fulfilled.
ARTICLE 3.    EFFECT ON CAPITAL STOCK; EXCHANGE PROCEDURES
Section 3.1    Conversion of Capital Stock.
(c)    At the Effective Time, each share of OCBB Common Stock then outstanding (other than shares held by HomeStreet or its Subsidiaries, or held as treasury stock by OCBB) shall cease to be issued and outstanding and shall then be converted into, and shall thereafter represent, only the right to receive a proportionate share of the Merger Consideration.
(d)    The consideration to be paid to the holders of the OCBB Common Stock upon consummation of the Merger (the “Merger Consideration”) will be a combination of cash and HomeStreet Common Stock determined as follows:

(i)    The cash portion of the Merger Consideration (the “Cash Component”) shall be an amount equal five million five hundred thousand dollars ($5,500,000).
(ii)    HomeStreet shall issue as a part of the Merger Consideration a number of shares of HomeStreet Common Stock (the “Stock Component”) equal to the quotient determined by dividing $49,780,000 by the HomeStreet Closing Price; provided that: (A) in the event the HomeStreet Closing Price is less than 90% of the HomeStreet Base Price, the Stock Component shall be equal to the quotient determined by dividing $49,780,000 by an amount equal to 90% of the HomeStreet Base Price; and (B) in the event the HomeStreet Closing Price is more than 115% of the HomeStreet Base Price, then the Stock Component shall be equal to the quotient determined by dividing $49,780,000 by an amount equal to 115% of the HomeStreet Base Price.
(e)    The Merger Consideration shall be allocated pro rata among the Shares such that each Share shall be entitled to receive (i) an amount of cash equal to the quotient obtained by dividing the Cash Component by the number of Shares outstanding at the Effective Time; and (ii) a number of shares of HomeStreet Common Stock equal to the quotient obtained by dividing the number of shares comprising the Stock Component by the number of Shares outstanding at the Effective Time. References in this Agreement to the “Per Share Merger Consideration” means the portion of the Merger Consideration allocable to each Share in accordance with this Section 3.1(c).
(f)    Each holder of OCBB Equity Securities as of the Effective Time shall thereafter cease to have any rights with respect to such securities, except the right to receive (1) the Merger Consideration; (2) any dividends and other distributions on such shares of HomeStreet Common Stock to be received as Merger Consideration that have a record date after the Effective Date; and (3) any cash to be paid in lieu of any fractional Share in accordance with Section 3.2(a).
(g)    Each Share owned, directly or indirectly, by HomeStreet or HomeStreet Bank immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be paid or payable in exchange therefor.
Section 3.2    Exchange and Payment.
(a)    At or prior to the Effective Time, HomeStreet shall deposit (or cause to be deposited) with U.S. Bank Corporate Trust Services (the “Exchange Agent”), in trust for the benefit of holders of Shares, and shall instruct the Exchange Agent to timely pay and distribute, sufficient (i) shares of HomeStreet Common Stock to permit prompt delivery of the Stock Component; and (ii) cash in an amount equal to the Cash Component plus an amount sufficient to permit prompt payment of the cash in lieu of fractional shares of HomeStreet Common Stock that otherwise would result from the allocation of the Stock Component (all such items, together, the ”Exchange Fund”).

(b)    As soon as practicable after the Effective Time, and in any event no later than five (5) Business Days after the Effective Date, HomeStreet shall cause the Exchange Agent to mail to each holder of record of any Shares a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Shares held by such Person shall pass, only upon proper delivery of the certificates or electronic record representing to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as HomeStreet or the Exchange Agent may reasonably specify). Upon surrender of Shares to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Shares shall be entitled to receive in exchange therefor the Merger Consideration to be paid in consideration for such Shares (subject to deduction for any required withholding Tax), and the Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of Shares on the Merger Consideration.
(c)    If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Shares is registered, it shall be a condition of payment that such Shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to such Person or shall have established to the satisfaction of HomeStreet that such Tax either has been paid or is not applicable.
(d)    Until surrendered as contemplated by this Section 3.2, Shares shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration without any interest thereon.
(e)    All Merger Consideration paid in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares surrendered in respect thereof. Upon consummation of the Merger, the stock transfer books of OCBB shall be closed and there shall be no further registration of transfers on the stock transfer books of the Resulting Bank. If, after the Effective Time, certificates purporting to represent Shares are presented to HomeStreet, the Resulting Bank, or the Exchange Agent for transfer, such certificates shall be canceled and exchanged as provided in this Article 3.
(f)    Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Shares twelve (12) months after the Effective Time shall be delivered to HomeStreet upon demand of HomeStreet, and any holders of Shares who have not theretofore complied with this Article 3 shall thereafter look only to HomeStreet (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for payment of the Merger Consideration with respect to such Shares, without interest.
(g)    None of HomeStreet, the Resulting Bank, the Exchange Agent or any other Person shall be liable to any Person in respect of cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h)    If any certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to HomeStreet, of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by HomeStreet or the Exchange Agent, the posting by such Person of a bond in such amount as HomeStreet or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it, HomeStreet or the Resulting Bank with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the Merger Consideration with respect to Shares formerly represented by such certificate, without interest.
Section 3.3    Withholding Rights. HomeStreet, the Resulting Bank and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, OCBB Stock Options, or other Equity Securities granted or issued under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of OCBB or any of its Subsidiaries or otherwise pursuant to this Agreement, such amounts as HomeStreet as the Surviving Corporation, the Resulting Bank or the Exchange Agent determines it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by HomeStreet or its Subsidiaries, the Resulting Bank or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.4    Dissenting Shares. Each outstanding Share the holder of which has perfected his, her or its dissenters’ rights or appraisal rights under Chapter 13 of the California Corporations Code (the “Dissenters’ Rights Law”) and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration and the holder thereof shall be entitled only to such rights as are granted by the Dissenters’ Rights Law. OCBB shall give HomeStreet prompt notice upon receipt by OCBB of any such demands for payment of the value of such Shares and of withdrawals of such notice and any other instruments provided pursuant to the Dissenters’ Rights Laws, and HomeStreet shall have the right to direct all negotiations and proceedings with respect to any such demands. OCBB shall not, except with the prior written consent of HomeStreet (which consent shall not be unreasonably withheld), voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such holder of Dissenting Shares as may be necessary to perfect appraisal rights under the Dissenters’ Rights Laws. Any payments made in respect of Dissenting Shares shall be made by the Resulting Bank.
ARTICLE 4.    REPRESENTATIONS AND WARRANTIES OF OCBB
Except as set forth in the corresponding Section or subsection of the disclosure letter delivered by OCBB to HomeStreet prior to the execution of this Agreement (the “OCBB Disclosure Letter”), OCBB represents and warrants to HomeStreet and HomeStreet Bank as follows:

Section 4.1    Organization, Standing and Power.
(i)    OCBB is a chartered banking organization, and each Subsidiary of OCBB is a corporation, in each case duly organized, validly existing and in good standing under the Laws of the State of California. OCBB (i) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except in the case of this clause (ii), where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on OCBB.
(j)    OCBB has previously made available to HomeStreet true and complete copies of the OCBB Articles and OCBB Bylaws, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. OCBB is not in violation of any provision of the OCBB Articles or OCBB Bylaws.
(k)    OCBB is a member of the Federal Home Loan Bank of San Francisco, and the deposit accounts of OCBB are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by OCBB. No proceedings for the revocation or termination of such deposit insurance are pending or, to OCBB’s Knowledge, threatened.
Section 4.2    Capital Stock.
(a)    The authorized capital stock of OCBB consists of 75,000,000 shares of OCBB Common Stock. As of the date hereof; (i) 4,724,576 shares of OCBB Common Stock were issued and outstanding (excluding treasury shares); and (ii) 5,005 such shares were reserved for issuance pursuant to the outstanding stock options and plan identified on Section 4.2(a) of the OCBB Disclosure Letter (such arrangements, the “OCBB Stock Plans”). References herein to the terms “Share” or “Shares” relate to shares of OCBB Common Stock issued and outstanding as of the date of this Agreement, issuable pursuant to the exercise of OCBB Stock Options outstanding on the date hereof and exercised prior to the Effective Time, or otherwise issued by OCBB in compliance with this Agreement. The OCBB Stock Options described in the preceding all had, and at the Effective Time will have, per-share exercise prices greater than the dollar value of the Per Share Merger Consideration. All the outstanding Shares are, and all Shares reserved for issuance as noted in clause (ii) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No Equity Securities of OCBB are owned by any Subsidiary of OCBB. All the outstanding Equity Securities of each Subsidiary of OCBB have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All of the Equity Securities of each such Subsidiary are owned, directly or indirectly, by OCBB, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interest of any kind or nature whatsoever (including any limitation of voting, sale, transfer or other disposition or exercise of any other attribute of ownership (collectively, “Liens”). Except as set forth above in this Section 4.2(a) and except for changes since the date hereof resulting from the exercise of OCBB Stock Options described in Section 4.2(b), there are no outstanding (A) Equity Securities of OCBB; (B) Equity Securities of any Subsidiary of OCBB; (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of OCBB or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (D) any right or obligation to repurchase, redeem or otherwise acquire any securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any securities. Other than the Shareholder Agreements, there are no shareholder agreements, voting trusts or other agreements or understandings to which OCBB or any of its Subsidiaries is a party or on file with or Known to OCBB with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any Equity Security of OCBB or any of its Subsidiaries.
(b)    Section 4.2(b) of the OCBB Disclosure Letter sets forth a true and complete list of all holders, as of the date hereof, of outstanding OCBB Stock Options or other rights to purchase or receive OCBB Equity Securities or similar rights granted under the OCBB Stock Plans or otherwise, indicating as applicable, with respect to each such arrangement, the type of award granted, the number of Shares subject to such award, the name of the plan under which such award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof. None of OCBB or any of its Subsidiaries has granted, and there is and has been no policy or practice of OCBB or any of its Subsidiaries to grant, stock or stock-based awards or rights prior to, or otherwise intentionally coordinate the grant of OCBB Stock Awards, with the release of material information regarding OCBB or its Subsidiaries or to grant any OCBB Stock Awards at a price less than fair market value.
Section 4.3    Subsidiaries. Section 4.3 of the OCBB Disclosure Letter sets forth a true and complete list of each Subsidiary of OCBB, including its jurisdiction of incorporation or formation. Except for Equity Securities in its Subsidiaries, OCBB does not own, directly or indirectly, any Equity Security in, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.
Section 4.4    Authority.
(a)    OCBB has all necessary corporate power and authority to execute, deliver and, subject to the receipt of the Shareholder Approval as to the consummation of the Merger, to perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the Transactions by OCBB have been duly authorized by all necessary corporate action on the part of OCBB and no other corporate proceedings on the part of OCBB are necessary to approve this Agreement or to consummate the Transactions, subject to the Shareholder Approval with respect to the consummation of the Merger. This Agreement has been duly executed and delivered by OCBB and, assuming the due authorization, execution and delivery by HomeStreet and HomeStreet Bank, constitutes a valid and binding obligation of OCBB, enforceable against OCBB in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, receivership, conservatorship, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).
(b)    The OCBB Board, at a meeting duly called and held at which all directors of OCBB present at the meeting unanimously adopted resolutions (i) determining that the terms of this Agreement and the Transactions are fair to and in the best interests of OCBB’s shareholders; (ii) approving and declaring advisable this Agreement and the Transactions, including the Merger; (iii) directing that this Agreement be submitted to the shareholders of OCBB for the Shareholder Approval; and (iv) resolving to recommend that OCBB’s shareholders vote in favor of the adoption and approval of this Agreement and the Transactions, including the Merger. None of the resolutions described in the preceding sentence have been subsequently rescinded, modified or withdrawn in any way.
(c)    The Shareholder Approval is the only vote of the holders of any class or series of OCBB’s Equity Securities required by the OCBB Articles or any applicable Law in connection with the consummation of the Merger. No vote of the holders of any class or series of OCBB’s Equity Securities is required in connection with the consummation of any of the Transactions other than the Merger. No Person has a right under any debt security or other Contract to vote upon, approve, or prohibit the Merger or the Transactions.
Section 4.5    No Conflict; Consents and Approvals.
(a)    The execution, delivery and performance of this Agreement by OCBB does not, and the consummation of the Merger and the other Transactions, and compliance by OCBB and its Subsidiaries with the provisions hereof will not, conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of OCBB or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the OCBB Articles, the OCBB Bylaws, or the articles of incorporation or bylaws (or similar organizational documents) of any Subsidiary of OCBB; (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which OCBB or any of its Subsidiaries is a party or by which OCBB or any of its Subsidiaries or any of their respective properties or assets is or may be bound; or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) applicable to OCBB or any of its Subsidiaries or by which OCBB or any of its Subsidiaries or any of their respective properties or assets is or may be bound, except as, in the case of clause (ii) or (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on OCBB.
(b)    No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission, body or any court or other governmental entity or instrumentality (each, a “Governmental Entity”) is required by or with respect to OCBB or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by OCBB or the consummation by OCBB of the Transactions or compliance with the actions contemplated by or in connection with this Agreement, except for (i) such filings and reports as may be required pursuant to the applicable requirements of state or federal securities, takeover and “blue sky” laws; (ii) the filing of this Agreement or the articles or plan of merger with the Washington Secretary of State, the California Secretary of State and the CDBO, (iii) the determination by CDBO that the Merger and the other Transactions are fair, just and equitable, and the granting by CDBO of a Notice of Registration and Approval thereof pursuant to Section 25142 of the California Corporations Code (the “Registration Notice”); and (iv) the approval of the Bank Regulatory Authorities.
Section 4.6    Reports, Disclosures, and Financial Statements.
(a)    Securities Filings. OCBB does not have a class of securities registered or required to be registered under the Exchange Act and is not required to file, and has not filed, any reports thereunder, whether voluntarily or otherwise. To the Knowledge of OCBB, no Person has provided information regarding OCBB under Exchange Act Rule 15c2-11(a), which information was acquired directly or indirectly from OCBB or any Person authorized to disclose information on behalf of OCBB. None of OCBB’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.
(b)    OCBB Reports and Disclosures. Since December 31, 2012, OCBB and each of its Subsidiaries has timely filed all material reports (including but not limited to call reports or other similar reports), registrations, documents, filings, statements and submissions, together with any required amendments, exhibits and schedules thereto, that each was required to file with any Governmental Entity; (the foregoing, collectively, the “OCBB Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective filing dates, OCBB Reports complied in all material respects with all requirements of Law and with any interpretations thereof by the applicable Governmental Entities. OCBB Reports, including the documents incorporated by reference into, or delivered, filed or furnished with, each of them, contained all material information required to be included therein. Since December 31, 2012, each communication by OCBB, any of its Subsidiaries or their respective Affiliates or Representatives with the holders of OCBB Common Stock (including, solely for purposes of this Section 4.6, Persons who were actual or prospective investors in OCBB Common Stock as of the date of such communication) did not, as of the date communicated to any such Person, violate or conflict with any Law or contain a misstatement of a material fact or omit to state a material fact necessary to make the circumstances therein not misleading.

(c)    Financial Statements. With respect to the financial statements of OCBB filed with each Bank Regulatory Authority and every other Governmental Entity with which such filings were made or required to be made, such financial statements (including, in each case, any related notes thereto): (i) complied as to form in all material respects with the published rules and regulations of the Governmental Entity applicable to such financial statements; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as to the omission of footnotes); and (iii) fairly presented in all material respects the consolidated financial position of OCBB and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of OCBB’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the omission of footnotes.
(d)    Internal Controls. OCBB and each of its Subsidiaries has established and maintains a system of internal controls over financial reporting that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP; (ii) that receipts and expenditures of OCBB and its Subsidiaries are being made only in accordance with authorizations of management and the OCBB Board; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of OCBB’s and its Subsidiaries’ assets that could have a material effect on the OCBB’s financial statements.
(e)    Disclosure Controls and Procedures. OCBB has in place adequate procedures to ensure that all information (both financial and non-financial) required to be disclosed by OCBB in the reports that it files or is required to file with any Bank Regulatory Authority, and any other Government Entity with which such filings have been made, is recorded, processed, summarized and reported within the time periods specified in such Laws, and that all such information is accumulated and communicated to OCBB’s management as appropriate to allow timely decisions regarding required disclosures with respect to such reports. OCBB has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to OCBB’s auditors and to the audit committee of the OCBB Board, and in Section 4.6(d) of the OCBB Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect OCBB’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in OCBB’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.
(f)    Undisclosed Liabilities. The unaudited balance sheet of OCBB dated as of June 30, 2015 delivered to HomeStreet and attached to Section 4.6(f) of the OCBB Disclosure Letter is hereinafter referred to as the “OCBB Balance Sheet.” Neither OCBB nor any of its

Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the OCBB Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the OCBB Balance Sheet in the ordinary course of business; (iii) are incurred in connection with the Transactions; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on OCBB.
(g)    Off-balance Sheet Arrangements. Neither OCBB nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among OCBB and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off balance sheet arrangements), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, OCBB or any of its Subsidiaries in OCBB’s or such Subsidiary’s published financial statements.
Section 4.7    Certain Disclosures. OCBB’s management has disclosed to the audit committee of the OCBB Board, and to HomeStreet, any fraud, whether or not material, that is Known to OCBB management and which involves the management or other employees of OCBB or any of its Subsidiaries, other than for defalcations by employees who have no significant role in OCBB’s financial reporting and which do not involve amounts in excess of $100 in the case of any single employee or $1,000 in the aggregate.
Section 4.8    Absence of Certain Changes or Events. Since the date of the OCBB Balance Sheet: (a) OCBB has conducted business, in all material respects, only in the ordinary course consistent with past practice; (b) there has not been any fact, event, change, occurrence, condition, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on OCBB or its Subsidiaries, taken as a whole; and (c) neither OCBB nor any of its Subsidiaries taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants of OCBB set forth in Article 6.
Section 4.9    Litigation. There is no material action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) (or basis therefor) pending or, to the Knowledge of OCBB, threatened against or affecting OCBB or any of its Subsidiaries, any of their respective properties or assets. Neither OCBB or any of its Subsidiaries nor any of their respective properties or assets is subject to any material outstanding judgment, order, injunction, ruling or decree of any Governmental Entity. Since January 1, 2012, except as set forth in Section 4.9 of the OCBB Disclosure Letter (i) there have been no subpoenas, written demands, or document requests received by OCBB or any of its Subsidiaries or any Affiliate of OCBB or any of its Subsidiaries from any Governmental Entity, except such as are received by OCBB or any of its Subsidiaries or any Affiliate of OCBB or any of its Subsidiaries in the ordinary course of business or as are not, individually or in the aggregate, material to OCBB; and (ii) no Governmental Entity has requested that OCBB or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request. As of the date hereof, there are no inquiries or investigations pending or, to the Knowledge of OCBB, threatened, in each case regarding any accounting practices of OCBB or any of its Subsidiaries or any malfeasance by any executive officer of OCBB.
Section 4.10    Compliance with Laws. OCBB and each of its Subsidiaries has in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its businesses and operations as now conducted. All such Permits are in full force and effect. OCBB and each of Subsidiaries has complied in all material respects with, and is not in default or violation in any material respect of; (i) any Law; and (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information. Neither OCBB nor any of its Subsidiaries has Knowledge of, and none of them has received since January 1, 2011, written notice of, any material defaults or material violations of any Law.
Section 4.11    Benefit Plans.
(a)    OCBB has provided to HomeStreet a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA, “multiemployer plans” (within the meaning of ERISA Section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of OCBB or any of its Subsidiaries has any present or future right to benefits or OCBB or any of its Subsidiaries has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Benefit Plans.” Each Benefit Plan of OCBB or any of its Subsidiaries existing prior to or as of the date of this Agreement, and each such plan entered into or established by OCBB or any of its Subsidiaries between the date of this Agreement and the Effective Time, shall be collectively referred to as the “OCBB Plans.” With respect to each OCBB Plan, OCBB has furnished to HomeStreet a current, accurate and complete copy of each such plan and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by OCBB or any of its Subsidiaries to its employees concerning the extent of the benefits provided under a OCBB Plan and (iv) for the two most recent fiscal or calendar years the Form 5500 and attached schedules.
(b)    With respect to the OCBB Plans:
(i)    except as would not, individually or in the aggregate, result in a material liability to OCBB each OCBB Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the

Code, and no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 304 of ERISA and 431 of the Code, has occurred with respect to any OCBB Plan, and all contributions required to be made under the terms of any OCBB Plan have been timely made;
(ii)    each OCBB Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such OCBB Plan;
(iii)    there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the Knowledge of OCBB, threatened, relating to OCBB Plans, any fiduciaries thereof with respect to their duties to OCBB Plans or the assets of any of the trusts under any of the OCBB Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;
(iv)    no OCBB Plan is subject to Title IV of ERISA or to Section 4.2 of the Code;
(v)    no OCBB Plan is a “multiemployer plan” (within the meaning of ERISA Section 3(37));
(vi)    Neither OCBB nor any of its Subsidiaries maintains any “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and OCBB is not subject to any material liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation; and
(vii)    none of the OCBB Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the Transactions.
(c)    Each OCBB Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (i) Section 409A of the Code; and (ii) IRS Notice 2005 1 or any other applicable IRS guidance. No OCBB Plan that would be a nonqualified deferred compensation plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA.
Section 4.12    Labor Matters. OCBB is and has been in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. Within the past three (3) years, there has not been, and as of the date of this Agreement there is not pending or, to the Knowledge of OCBB, threatened, any labor dispute, work stoppage, labor strike or lockout against OCBB. No employee of OCBB or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the Knowledge of OCBB, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. To the Knowledge of OCBB, no executive officer of OCBB or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-solicitation agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject OCBB or any of its Subsidiaries to any liability with respect to any of the foregoing matters. OCBB is in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local laws relating to facility closings and layoffs.
Section 4.13    Taxes.
(a)    All Tax Returns required to be filed by or on behalf of OCBB or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, true and complete in all material respects.
(b)    Neither OCBB nor any of its Subsidiaries (1) is delinquent in the payment of any Tax; (2) has incurred, since the date of the OCBB Balance Sheet, any liability for Taxes other than in the ordinary course of business; (3) has any liability for Taxes of any other Person (except for amounts incurred pursuant to contracts, the principal purpose of which is not the allocation of responsibility for Taxes, entered into in the ordinary course of business with vendors, customers, lessees and the like), nor (4) has received written notice of any actual or proposed deficiencies or assessments for Taxes that have not been finally resolved with all amounts due either paid or accrued as a liability in the OCBB Balance Sheet.
(c)    No Liens for Taxes exist with respect to any assets or properties of OCBB or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent.
(d)    Neither OCBB nor any of its Subsidiaries is a party to or bound by any closing agreement or similar agreement, and there are no material adjustments under Section 481 of the Code that have been requested by OCBB or any of its Subsidiaries or proposed in writing by any Governmental Entity with respect to OCBB or any of its Subsidiaries, which would be reasonably expected to increase the liability of OCBB or any of its Subsidiaries for Taxes following the Closing Date.
(e)    Neither OCBB nor any of its Subsidiaries has participated in a transaction that is, or is reasonably likely to be deemed to be, a tax avoidance transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(1).
(f)    Neither OCBB nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).
(g)    The Transactions will not trigger, and no Contract to which OCBB is a party will give rise to, either (i) the imposition on any Person of any excise Tax, penalty, or similar assessment; or (ii) any limitation on deductibility of any payments made or required to by made to any Person by OCBB for any reason whatsoever, or by any other Person upon or in connection with the consummation of the Transactions.
(h)    As of the date of this Agreement, there are no proceedings now pending, or to the Knowledge of OCBB, threatened against or with respect to OCBB or any of its Subsidiaries with respect to any Tax.
(i)    OCBB has not made, and has no obligation to make (whether upon consummation of the Transactions or otherwise) any payment for which deductibility would be limited pursuant to Section 162(m) of the Code and the Treasury Regulations thereunder.
(j)    As used in this Agreement:
(i)    “Tax” or “Taxes” means federal, state, provincial, local or foreign taxes of whatever kind or nature imposed by a Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts; and
(ii)    “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amended tax return.
Section 4.14    Contracts.
(a)    Section 4.14 of the OCBB Disclosure Letter lists each of the following types of Contracts (current copies of which have been provided to HomeStreet) to which OCBB or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:
(i)    any Contract that limits the ability of OCBB or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or,

to OCBB’s Knowledge, upon consummation of the Merger will materially restrict the ability of HomeStreet or any of its Subsidiaries or Affiliates to engage in any line of business in which a OCBB’s bank holding company may lawfully engage;
(ii)    any Contract to which any Affiliate, officer, director, employee or consultant of OCBB or any of its Subsidiaries is a party or beneficiary (except with respect to loans to directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to such loans);
(iii)    any Contract that obligates OCBB or any of its Subsidiaries (or, following the consummation of the Transactions, would obligate HomeStreet or its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis;
(iv)    any Contract that limits the payment of dividends by OCBB or any of its Subsidiaries;
(v)    any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement;
(vi)    any Contract relating to indebtedness of OCBB or any of its Subsidiaries;
(vii)    any Contract that by its terms calls for aggregate payment or receipt by OCBB or any of its Subsidiaries of more than $100,000 over the remaining term of such Contract;
(viii)    any Contract that provides for potential indemnification payments by OCBB or any of its Subsidiaries or the potential obligation of OCBB or any of its Subsidiaries to repurchase loans or leases;
(ix)    any Contract not entered into in the ordinary course of business between OCBB or any of its Subsidiaries and any Affiliate thereof on the other;
(x)    any Contract that is material to OCBB’s balance sheet or its financial conditions or results of operations;
(xi)    any Contract that provides any rights to investors in OCBB or any of its Subsidiaries, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the OCBB Board;
(xii)    any Contract that is a consulting agreement or data processing, software programming or licensing Contract involving the payment of more than $10,000 per annum (other than any such Contracts which are terminable by OCBB or any of its Subsidiary on 60 days or less notice without any required payment or other conditions (other than the condition of notice));

(xiii)    any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the Transactions; or
(xiv)    any Contract not of the type described in clauses (i) through (xiii) above and which involved the payments by, or to, OCBB or one of more of its Subsidiaries in the fiscal year ended December 31, 2014, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2015, of more than $50,000 (other than pursuant to Loans originated or purchased by OCBB or a Subsidiary of OCBB in the ordinary course of business consistent with past practice).
Each Contract of the type described in clauses (i) through (xiv) is referred to herein as a “OCBB Material Contract.”
(b)    (i) Each OCBB Material Contract is valid and binding on OCBB or its relevant Subsidiary and on each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on OCBB and its Subsidiaries, taken as a whole; (ii) OCBB or its relevant Subsidiary, and, to the Knowledge of OCBB, each other party thereto, has performed all obligations required to be performed by it under each OCBB Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on OCBB and its Subsidiaries, taken as a whole; and (iii) there is no default under any OCBB Material Contract by OCBB and its relevant Subsidiary, or, to the Knowledge of OCBB, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of OCBB or its relevant Subsidiary or, to the Knowledge of OCBB, any other party thereto under any such OCBB Material Contract, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on OCBB and its Subsidiaries, taken as a whole.
Section 4.15    Loan Portfolio.
(a)    Except as set forth in Section 4.15(a) of the OCBB Disclosure Letter, as of the date hereof, neither OCBB nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), the unpaid principal balance of which exceeds $1,000, under the terms of which the obligor was, as of June 30, 2015, more than 90 days delinquent in payment of principal or interest or in default of any other provision or (ii) Loan in excess of $1,000 with any director or executive officer of OCBB or any of its Subsidiaries or, to the Knowledge of OCBB, any Affiliate of any of the foregoing. Section 4.15(a) of the OCBB Disclosure Letter sets forth (x) all of the Loans in original principal amount in excess of $1,000 of OCBB or any of its Subsidiaries that as of June 30, 2015, were classified by OCBB or any of its Subsidiaries or any regulatory examiner as “Other Loans

Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import (“Classified Loans”), together with the principal amount of and accrued and unpaid interest on each such Loan as of June 30, 2015; (y) by category of loan (i.e., commercial, consumer, etc.), all of the other Loans of OCBB or any of its Subsidiaries that as of June 30, 2015, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category as of June 30, 2015; and (z) each asset of OCBB or any of its Subsidiaries that as of June 30, 2015, was classified as “OREO” and the book value thereof. OCBB has separately disclosed in compliance with applicable Law the identity of the borrowers and guarantors of each Loan identified in Section 4.15(a)of the OCBB Disclosure Letter.
(b)    Each Loan of OCBB or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. To the extent secured, the collateral securing each Loan of OCBB or any of its Subsidiaries is free and clear of all liens (other than Permitted Liens).
(c)    Except as set forth in Section 4.15(c) of the OCBB Disclosure Letter, none of the agreements pursuant to which OCBB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase any such Loans or interests therein.
(d)    OCBB and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by OCBB or any of its Subsidiaries satisfied; (i) OCBB’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors); (ii) all requirements of Law; (iii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between OCBB or any of its Subsidiaries on the one hand, and any Agency, Loan Investor or Insurer, on the other hand; (iv) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer; and (v) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.
(e)    Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced (to the extent administered and serviced by OCBB or any of its Subsidiaries), and the relevant Loan files are being maintained in all material respects in accordance with the relevant loan documents, OCBB’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all requirements of Law.

(f)    Each Loan originated or previously owned by OCBB and subsequently sold under circumstances in which OCBB retains servicing rights, are being serviced in compliance with the terms of all Contracts relating thereto and in compliance with applicable Law.
(g)    The aggregate book value of the OCBB non-performing assets held by OCBB and its Subsidiaries as of August 31, 2015, is set forth in Section 4.15(g)of the OCBB Disclosure Letter.
Section 4.16    Insurance. OCBB and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of OCBB reasonably has determined to be prudent and consistent with banking industry standards. OCBB and each of its Subsidiaries is in compliance in all material respects with its insurance policies and is not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of OCBB or any of its Subsidiaries, OCBB or its relevant Subsidiary is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
Section 4.17    Properties. Except as would not, individually or in the aggregate, have a Material Adverse Effect on OCBB, OCBB and each of its Subsidiaries has a valid and enforceable leasehold interest in, and has the unfettered right to use, all of the real property held for use in their respective businesses, and each of them has good and marketable title to all of their respective tangible personal property, in each case necessary to conduct their respective businesses as currently conducted, free and clear of all Liens other than (a) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings; (b) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of OCBB or its Subsidiaries consistent with past practice; and (c) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of OCBB and its Subsidiaries as currently conducted (“Permitted Liens”). No representation is made under this Section 4.17 with respect to any intellectual property or intellectual property rights, which are the subject of Section 4.18.
Section 4.18    Intellectual Property.
(a)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on OCBB , OCBB and its Subsidiaries owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all Intellectual Property used in their respective businesses as currently conducted. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OCBB; (a) there are no pending or, to the Knowledge of OCBB, threatened claims by any Person alleging infringement, misappropriation or dilution by OCBB or any of its Subsidiaries of the Intellectual Property of any Person; (b) to

the Knowledge of OCBB, the conduct of the businesses of OCBB and each of its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person; (c) none of OCBB or any of its Subsidiaries has made any claim of an infringement, misappropriation or other violation by others of its rights to or in connection with Intellectual Property; (d) to the Knowledge of OCBB, no Person is infringing, misappropriating or diluting any Intellectual Property of OCBB or any of its Subsidiaries; (e) OCBB and each of its Subsidiaries has taken reasonable steps to protect the confidentiality of its trade secrets and the security of its computer systems and networks; and (f) the consummation of the Transactions will not result in the loss of, or give rise to any right of any third party to terminate any of OCBB’s or any of its Subsidiaries’ rights or obligations under, any agreement under which OCBB or any of its Subsidiaries grants to any Person, or any Person grants to OCBB or any of its Subsidiaries, a license or right under or with respect to any Intellectual Property.
(b)    To OCBB’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of OCBB’s and each of its Subsidiaries’ businesses (collectively, “OCBB IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The OCBB IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business as currently conducted. Neither OCBB nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of OCBB IT Systems that has not been promptly and properly corrected without material loss or liability to OCBB. OCBB and each of its Subsidiaries has taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses.
Section 4.19    Fiduciary Accounts. OCBB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in compliance with Law and in accordance with the terms of the governing documents. Neither OCBB nor any of its Subsidiaries nor, to OCBB’s Knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.
Section 4.20    State Takeover Statutes. No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder” or similar provision of any state anti-takeover Law or other state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares (collectively, “Takeover Laws”) is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other Transactions. No “fair price” law is applicable to such agreements or transactions.
Section 4.21    No Rights Plan. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which OCBB or any of its Subsidiaries is a party or is otherwise bound.
Section 4.22    Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on OCBB: (a) OCBB and each of its Subsidiaries has complied with all federal, state or local Laws relating to: (i) the protection or restoration of the environment, health, safety or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (“Environmental Laws”); (b) there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any person, court, agency, or other Governmental Entity or any arbitral body, against OCBB or any of its Subsidiaries relating to any Environmental Law and, to OCBB’s Knowledge, there is no reasonable basis for any such proceeding, claim, action or investigation; (c) there are no agreements, orders, judgments, indemnities or decrees by or with any person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law; (d) to OCBB’s Knowledge, there are, and have been, no hazardous substances or other environmental conditions at any property (currently or formerly owned, operated, or otherwise used by OCBB or any of its Subsidiaries) under circumstances which could reasonably be expected to result in liability to or claims against OCBB or any of its Subsidiaries relating to any Environmental Law; (e) OCBB has never owned (whether as OREO or otherwise) any real property on which a “release” of “hazardous substances” or “hazardous materials” (as such terms are defined under any Environmental Law) has occurred; and (f) to OCBB’s Knowledge, there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.
Section 4.23    Derivatives. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on OCBB , each Derivatives Contract, whether entered into for OCBB’s or its Subsidiary’s own accounts, or for the account of one or more of its customers, was entered into (a) in accordance with prudent business practices and all applicable Laws and (b) with counterparties believed to be financially responsible at the time; and each Derivatives Contract constitutes the valid and legally binding obligation of OCBB or its relevant Subsidiary, enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, receivership, conservatorship, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity), and are in full force and effect. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on OCBB neither OCBB or any of its Subsidiaries, nor to OCBB’s Knowledge any other party thereto, is in breach of any of its obligations under any Derivatives Contract.

Section 4.24    Agreements with Regulatory Agencies. Neither OCBB nor any of its Subsidiaries (a) is subject to any cease-and-desist or other similar order or enforcement action issued by; (b) is a party to any written agreement, consent agreement, informal agreement or memorandum of understanding with; (c) is a party to any commitment letter or similar undertaking to; (d) is subject to any capital directive by; or (e) since August 1, 2010, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this sentence, a “Regulatory Agreement”). To OCBB’s Knowledge, no Regulatory Agreement is pending or threatened.
Section 4.25    Affiliate Transactions. No executive officer or director of OCBB or any of its Subsidiaries is a party to any OCBB Material Contract or has any material interest in any material property owned by OCBB or any of its Subsidiaries, or has engaged in any material transaction with any of the foregoing since December 31, 2012.
Section 4.26    Books and Records. The books and records of OCBB and its Subsidiaries have been fully, properly and accurately maintained in material compliance with Law and GAAP, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of OCBB and its Subsidiaries.
Section 4.27    Brokers. No broker, investment banker, financial advisor or other Person, other than Sandler O’Neill & Partners, L.P., the fees of which are set forth in Section 4.27 of the OCBB Disclosure Letter, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of OCBB or any of its Subsidiaries or Affiliates.
Section 4.28    Opinion of Financial Advisor. Sandler O’Neill & Partners, L.P., has delivered to OCBB Board its oral opinion, dated as of the date of this Agreement and to be promptly confirmed in writing, to the effect that, as of such date, subject to the assumptions, qualifications, limitations and other matters stated therein, the Merger Consideration is fair, from a financial point of view, to the holders of Shares. A copy of such opinion will promptly be delivered to HomeStreet following execution of this Agreement.
Section 4.29    No Agreements on Directorships. Neither OCBB nor any of its Subsidiaries or Affiliates has entered into any agreement which obligates OCBB to elect any individual to serve on the OCBB Board or the OCBB Board, and as of the date hereof, there are no obligations or commitments on the part of OCBB or any of its Affiliates to elect any individual to serve on the OCBB Board.
Section 4.30    Opinion of Counsel; Certain Factual Matters. Contemporaneously with the execution and delivery of this Agreement, OCBB has delivered to HomeStreet the written opinion of King, Holmes, Paterno & Soriano, LLP, as to certain legal and tax matters set forth in Exhibit F. In connection therewith, OCBB has delivered to King, Holmes, Paterno & Soriano,

LLP a certificate in connection with certain factual matters. Such certificate is accurate and complete in all material respects as of the date of this Agreement.
Section 4.31    Disclosure. The representations and warranties contained in this Article 4, and the other information about OCBB and its Subsidiaries provided to HomeStreet or HomeStreet Bank by or on behalf of OCBB and its Subsidiaries, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein and therein not misleading.
ARTICLE 5.    REPRESENTATIONS AND WARRANTIES OF HOMESTREET
AND HOMESTREET BANK
Except as set forth in the corresponding Section or subsection of a letter delivered by HomeStreet to OCBB prior to the execution of this Agreement (the “HomeStreet Disclosure Letter”), or as clearly disclosed in the HomeStreet SEC Reports, each of HomeStreet and HomeStreet Bank represents and warrants to HomeStreet as follows:
Section 5.1    Organization, Standing and Power.
(c)    Each of HomeStreet and its Subsidiaries (i) is an entity duly organized and validly existing under the Laws of the State of Washington; (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except in the case of clause (iii), where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on HomeStreet.
(d)    The HomeStreet Articles and the HomeStreet Bylaws are in the form most recently set forth as exhibits to the HomeStreet SEC Reports, and the HomeStreet Bank Articles and HomeStreet Bank bylaws are in the form previously delivered to OCBB. No such document has been amended to the date of this Agreement, and each as so delivered is in full force and effect. HomeStreet is not in violation of any provision of the HomeStreet Articles or the HomeStreet Bylaws. HomeStreet Bank is not in violation of any provision of the HomeStreet Bank Articles or HomeStreet Bank Bylaws.
(e)    HomeStreet is a registered savings and loan holding company and is not a financial holding company. The deposit accounts of HomeStreet Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by HomeStreet Bank. No proceedings for the revocation or termination of such deposit insurance are pending or, to HomeStreet’s or HomeStreet Bank’s Knowledge, threatened.

Section 5.2    Capital Stock.
(a)    The authorized capital stock of HomeStreet consists of 80,000,000 shares of HomeStreet Common Stock and 10,000 shares of HomeStreet Preferred Stock. As of the date hereof; (i) 22,061,701.6 shares of HomeStreet Common Stock were issued and outstanding; and (ii) 872,220 shares of HomeStreet Common Stock were reserved for issuance pursuant to HomeStreet Stock Plans. No shares of HomeStreet Preferred Stock are issued or outstanding. All the outstanding shares of capital stock of HomeStreet are, and all shares reserved for issuance as noted in clause (ii) above, when issued in accordance with the HomeStreet Stock Plans, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No Equity Securities of HomeStreet are owned by any Subsidiary of HomeStreet. All the outstanding Equity Securities of each Subsidiary of HomeStreet have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All of the Equity Securities of each such Subsidiary are owned, directly or indirectly, by HomeStreet, free and clear of all Liens. Except as set forth above in this Section 5.2(a) and except for changes since the date hereof resulting from the exercise of HomeStreet Stock Options described in Section 5.2(b), there are no outstanding (A) Equity Securities of HomeStreet; or (B) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of HomeStreet or any of its Subsidiaries or other equity equivalent or equity-based award or right; (D) subscriptions, options, warrants, calls, commitments, contracts or other rights to acquire from HomeStreet or any of its Subsidiaries any Equity Securities of HomeStreet or any of its Subsidiaries, any obligations of HomeStreet or its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which HomeStreet or any of its Subsidiaries is a party or on file with or Known to HomeStreet with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any Equity Security of HomeStreet.
(b)    Section 5.2(b) of the HomeStreet Disclosure Letter sets forth a true and complete list of all holders, as of the date hereof, of outstanding HomeStreet Stock Options or other rights to purchase or receive Shares or similar rights granted under HomeStreet Stock Plans or otherwise indicating as applicable, with respect to each arrangement then outstanding, the type of award granted, the number of Shares subject to such award, the name of the plan under which such award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof. HomeStreet has not granted, and there is no and has been no HomeStreet policy or practice to grant, stock or stock-based awards or rights prior to, or otherwise intentionally coordinate the grant of HomeStreet Stock Awards with, the release of material information regarding HomeStreet or its Subsidiaries.
Section 5.3    Authority.
(d)    HomeStreet and HomeStreet Bank have all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions by HomeStreet and HomeStreet Bank have been duly authorized by all necessary corporate action on the part of HomeStreet and HomeStreet Bank, respectively, and no other corporate proceedings on the part of HomeStreet or HomeStreet Bank are necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by HomeStreet and HomeStreet Bank and, assuming the due authorization, execution and delivery by OCBB, constitutes a valid and binding obligation of each of HomeStreet and HomeStreet Bank, enforceable against them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, receivership, conservatorship, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).
(e)    Each of the HomeStreet Board and the HomeStreet Bank Board, at a meeting duly called and held at which all directors of HomeStreet and HomeStreet Bank, respectively, were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement and the Transactions are fair to and in the best interests of HomeStreet’s shareholders; and (ii) approving and declaring advisable this Agreement and the Transactions, including the Merger. Such resolutions have not been subsequently rescinded, modified or withdrawn in any way. No meeting of the shareholders of HomeStreet is required for the approval of the Transactions.
(f)    The vote of two-thirds of the common stock of HomeStreet Bank is the only vote of the holders of any class or series of Equity Securities of HomeStreet or any of its Subsidiaries required by any Law in connection with the consummation of the Bank Merger.
Section 5.4    No Conflict; Consents and Approvals.
(c)    The execution, delivery and performance of this Agreement by each of HomeStreet and HomeStreet Bank does not, and none of the consummation of the Merger or the other Transactions and compliance by HomeStreet and its Subsidiaries with the provisions hereof will, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of HomeStreet or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the HomeStreet Articles or the HomeStreet Bylaws, or the articles of incorporation or bylaws (or similar organizational documents) of any Subsidiary of HomeStreet; (ii) any Contract to which HomeStreet or any of its Subsidiaries is a party or by which HomeStreet or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 5.4(b), any Law applicable to HomeStreet or any of its Subsidiaries or by which HomeStreet or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clause (ii) or (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on HomeStreet .

(d)    No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to HomeStreet or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by HomeStreet or the consummation by HomeStreet of the Transactions or compliance with the actions contemplated by or in connection with this Agreement, except for (i) such filings and reports as may be required pursuant to the applicable requirements of state or federal securities, takeover and “blue sky” laws; (ii) the determination by the CDBO that the Merger and the other Transactions are fair, just, equitable, and free from fraud, and the issuance by CDBO of the Registration Notice; (iii) the filing of this Agreement or an agreement or plan of merger with the Washington Secretary of State, the California Secretary of State and the CDBO; (iv) the approval of the Bank Regulatory Authorities; and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices set forth in Section 5.4(b) of the Disclosure Letter.
Section 5.5    Securities.
(h)    SEC Filings. HomeStreet has timely filed with or furnished to, as applicable, the SEC all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC under the Exchange Act since January 1, 2013 (the “HomeStreet SEC Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the HomeStreet SEC Documents complied as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such HomeStreet SEC Documents. None of the HomeStreet SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed or furnished (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of HomeStreet’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.
(i)    Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the HomeStreet SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of HomeStreet and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of HomeStreet’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

Section 5.6    Absence of Certain Changes or Events. Since June 30, 2015: (a) HomeStreet and its Subsidiaries have conducted their businesses, in all material respects, only in the ordinary course consistent with past practice; (b) there has not been any fact, event, change, occurrence, condition, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on HomeStreet and its Subsidiaries, taken as a whole; and (c) none of HomeStreet or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants of HomeStreet and HomeStreet Bank set forth in Article 6.
Section 5.7    Compliance with Laws. HomeStreet and each of its Subsidiaries have in effect all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted. All such Permits are in full force and effect. HomeStreet and its Subsidiaries have complied in all material respects with, and none of them is in default or violation in any material respect of; (i) any applicable Law; and (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information. HomeStreet does not know of, and has not received since August 1, 2010, written notice of, any material defaults or material violations of any Law.
Section 5.8    Reports. Since December 31, 2012, HomeStreet and each of its Subsidiaries have filed all material reports (including but not limited to call reports or other similar reports), registrations, documents, filings, statements and submissions, together with any required amendments, exhibits and schedules thereto, that each was required to file with any Governmental Entity; (the foregoing, collectively, the “HomeStreet Reports”), and each has paid all fees and assessments due and payable in connection therewith. As of their respective filing dates, HomeStreet Reports complied in all material respects with all requirements of Law and with any interpretations thereof by the applicable Governmental Entities. HomeStreet Reports, including the documents incorporated by reference into, or delivered, filed or furnished with, each of them, contained all material information required to be included therein. Since December 31, 2008, each communication with the holders of HomeStreet Common Stock (including, solely for purposes of this Section 5.8, Persons who were actual or prospective investors in HomeStreet Common Stock as of the date of such communication) did not, as of the date communicated to any such Person, contain a misstatement of a material fact or omit to state a material fact necessary to make the circumstances therein not misleading.
Section 5.9    Brokers. No broker, investment banker, financial advisor or other Person, other than MJ Capital Partners, LLC, the fees of which are set forth in Section 5.9 of the HomeStreet Disclosure Letter, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of HomeStreet or any of its Subsidiaries or Affiliates.
Section 5.10    Disclosure. The representations and warranties contained in this Article 5, and the other information about HomeStreet or HomeStreet Bank provided to OCBB by or on behalf of HomeStreet or HomeStreet Bank, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein and therein not misleading.
ARTICLE 6.    ACTIONS PENDING ACQUISITION
Section 6.1    Forbearances of OCBB. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.1 of the OCBB Disclosure Letter, without the prior written consent of HomeStreet (which prior written consent shall be deemed to have been given: (A) for purposes of Section 6.1(i) and Section 6.1(l), if HomeStreet has not objected to a proposed action by OCBB on or before ten (10) Business Days after written notice thereof by OCBB has been received by HomeStreet; and (B) for purposes of Section 6.1(s), if HomeStreet has not objected to a proposed action by OCBB on or before three (3) Business Days after written notice thereof, supported by the relevant loan documentation), OCBB will not and will cause its Subsidiaries to not:
(c)    Ordinary Course. Conduct its business or the business of any Subsidiary other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and HomeStreet the goodwill of the customers of OCBB and its Subsidiaries and others with whom business relations exist.
(d)    Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any Equity Securities on behalf of itself or any Subsidiary, other than shares of OCBB Common Stock upon the exercise of OCBB Stock Options outstanding as of the date of this Agreement.
(e)    Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any Equity Securities or on the Equity Securities of any Subsidiary; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any Equity Securities.
(f)    Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of OCBB or any of its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law, and except for salary and wage increases to employees and officers (other than senior executive officers) that have been granted consistent with past practice and do not exceed 4.0% per annum.
(g)    Hiring. Hire any person as an employee of OCBB or any of its Subsidiaries or promote any employee of OCBB or any of its Subsidiaries, except (i) to fill existing vacancies at OCBB or one of its Subsidiaries as set forth on Section 6.1(e) of the OCBB Disclosure Letter; (ii) to satisfy contractual obligations existing as of the date hereof as set forth on Section 6.1(e) of the OCBB Disclosure Letter and (iii) to fill any vacancies arising after the date hereof provided such Person’s employment is terminable at the will of OCBB or its relevant

Subsidiary, provided, however, that no replacement employee shall be hired on terms that would make him or her subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transactions or consummation thereof.
(h)    Benefit Plans. Enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) as may be required by applicable Law; (ii) as required under the terms of a contract, plan, arrangement or agreement existing as of the date hereof and set forth on Section 6.1(f) of the OCBB Disclosure Letter; or (iii) as directed by the IRS in order to receive a favorable determination letter), any OCBB Plan or any other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of OCBB or any of its Subsidiaries or take any action to accelerate the vesting or exercisability of compensation or benefits payable thereunder; provided, that OCBB shall be permitted to continue to make matching contributions under its 401(k) plan consistent with past practice.
(i)    Dispositions. Except for the sale of OREO that is sold in the ordinary course of business consistent with past practices, or as permitted pursuant to Section 6.1(r) sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties.
(j)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted by Section 6.1(r)), deposits or properties of any other entity.
(k)    Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $50,000 in the aggregate.
(l)    Governing Documents. Amend the OCBB Articles or OCBB Bylaws or the articles or bylaws of other similar organizational documents, of any Subsidiary or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.
(m)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in Law or GAAP.
(n)    Contracts. Except as otherwise permitted under this Section 6.1, enter into any new Material Contract (other than in connection with a contract renewal), or cancel, fail to renew or terminate any OCBB Material Contract (including for such purposes entry into a Contract that would have been a OCBB Material Contract if in force on the date of this

Agreement) or amend or modify in any material respect any of the existing OCBB Material Contracts.
(o)    Claims. Enter into any settlement or similar agreement with respect to any Action to which OCBB or any of its Subsidiaries in their respective properties or assets is or becomes subject to, or a party to, which settlement, agreement or action involves payment by OCBB or any of its Subsidiaries of an amount which (i) exceeds $25,000 (excluding amounts paid by insurance); (ii) would impose any material restriction on the business of OCBB or any of its Subsidiaries; or (iii) or create precedent for claims that are reasonably likely to be material to OCBB or any of its Subsidiaries taken as a whole.
(p)    Banking Operations. Enter into any new line of business; introduce any new products or services; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable Law, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.
(q)    Marketing. Introduce any material new marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to HomeStreet prior to the date hereof).
(r)    Derivatives Contracts. Enter into any Derivatives Contract.
(s)    Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within 90 days and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.
(t)    Investment Securities. (i) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any non-mortgage debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of 90 days or less; or (ii) except as expressly contemplated hereunder, dispose of any debt security or Equity Investment other than sales above book value in the ordinary course of business consistent with past practice.

(u)    Loans. (i) Make any new Loan other than consumer Loans with a principal balance of more than $100,000, commercial and industrial Loans (including professional practice loans) with a principal balance of more than $1,700,000, and commercial real estate Loans with a principal balance of more than $2,500,000, in any case that are originated in the ordinary course of business consistent with past practice and in compliance with OCBB’s internal loan policies, provided that HomeStreet written approval shall be required for unsecured Loans (except for overdraft Loans); (ii) renew or otherwise modify any Loan, other than Loans made or acquired in the ordinary course of business consistent with past practice and in compliance with the entity’s internal policies which have (A) in the case of consumer Loans, a principal balance not in excess of $100,000, (B) in the case of commercial and industrial Loans (including professional practice loans), a principal balance not in excess of $1,700,000, and (C) in the case of commercial and real estate Loans, a principal balance not in excess of $2,500,000; (iii) reverse or reduce the reserve or provision associated with any Loan of OCBB or any of its Subsidiaries (including the overall loan loss reserve applicable to the Loan portfolio of OCBB or any of its Subsidiaries generally) as existing on the date of this Agreement or as subsequently adjusted in compliance herewith; (iv) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clauses (i) or (ii) above; or (iv) enter into any Loan securitization or create any special purpose funding entity. An “unsecured” Loan for purposes of this Section 6.1(s) shall mean a Loan made without recourse either to collateral that is the subject of a Lien constituting a perfected security interest, or to a third party guarantor under a written guaranty of payment.
(v)    Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).
(w)    Tax Elections. Make or change any material Tax election, settle or compromise any material Tax liability of OCBB or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of OCBB or any of its Subsidiaries, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.
(x)    Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transactions to be subject to the provisions of any Takeover Laws; or (ii) to exempt or relieve any Person from the provisions of any Takeover Laws, any Person (other than HomeStreet or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.
(y)    Transactions with Insiders. Make or propose to make any loan to or enter into any transaction between OCBB or a Subsidiary thereof on the one hand and any Affiliate thereof on the other, except renewals of Loans with any of the foregoing existing as of the date hereof in accordance with applicable Laws and with OCBB’s and its Subsidiaries’ lending policies and consistent with past practices.
(z)    Adverse Actions. Take any action that (i) would, or is reasonably likely to, (i) prevent or materially impede or delay the Transactions; or (ii) would trigger or result in, or would be reasonably likely to trigger or result in, any excise Tax or Tax penalty on any Person; or (iii) is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time; (B) any of the conditions to the Merger set forth in Article 7 not being satisfied; (C) a material violation of any provision of this Agreement, except as may be required by applicable Law; or (D) a material delay in the ability of OCBB or HomeStreet or their respective Subsidiaries to perform any of their obligations under this Agreement on a timely basis.
(aa)    Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
Section 6.2    Affirmative Covenants of OCBB. From and after the date of this Agreement until the Effective Time, OCBB shall (and to the extent applicable, it shall cause its Subsidiaries Affiliates to) take the following actions:
(g)    Compliance with Banking Laws. OCBB shall take all steps necessary or appropriate to assure that it remains in compliance at all times with all applicable Laws relating to the operation of a California state chartered commercial bank, including the timely, accurate and complete filing of all Reports.
(h)    Accounting Method Changes and Related Election.
(i)    OCBB shall cause and undertake to make any applicable automatic accounting method changes for Tax purposes as may be requested by HomeStreet, to the extent and in the manner set forth below in this Section 6.2(b).
(ii)    The accounting method changes expected to be made under this provision include a change from the reserve method used by OCBB for deducting bad debt under Section 585 of the Code to the specific charge-off method under Code Section 166.
(iii)    OCBB shall, in consultation with HomeStreet, make such requested accounting method changes for its fiscal year ending December 31, 2015, or for the partial taxable year in 2016 before the Effective Date.
(iv)    OCBB shall make such requested accounting method changes in consultation with HomeStreet, allowing HomeStreet full opportunity to review and discuss any draft applications for the accounting method changes and related Code Section 481(a) adjustments as a result of the accounting method changes.

(v)    OCBB shall make the new “eligible acquisition transaction election” as provided by Revenue Procedure 2015-13, Section 7.03(3)(d), in order to recognize the full amount of any positive Code Section 481(a) adjustments in the year of change. OCBB shall comply with all applicable requirements set out in Revenue Procedure 2015-13 in order to make a timely and valid election.
(i)    Proxy Statement; Fairness Hearing Notice. OCBB shall prepare, and shall provide to HomeStreet for review and comment (and shall timely respond to reasonable comments on) a proxy statement (the “Proxy Statement”) sufficient to (i) comply with all Laws applicable to the solicitation of proxies by OCBB relating to the Transactions; and (ii) provide valid notice of the OCBB Meeting. In connection therewith, OCBB shall cooperate with the reasonable requests of HomeStreet for information to be included in the Proxy Statement and shall timely and accurately respond to requests by HomeStreet for information to be included in the Fairness Hearing Notice. On a date mutually acceptable to HomeStreet and OCBB, OCBB shall cause the Proxy Statement and the Fairness Hearing Notice to be delivered to the holders of record of the Shares as of a mutually acceptable record date. The information set forth in the Proxy Statement, and the information provided by OCBB for inclusion in the Fairness Hearing Notice, shall be free of material misstatements or omissions at the date delivered to HomeStreet, as of the date mailed to the holders of the Shares, and as of the date of the OCBB Meeting and the Fairness Hearing. To the extent any such information becomes inaccurate or incomplete at any time prior to the later to occur of the OCBB Meeting or the Fairness Hearing, OCBB shall (i) immediately (and in any case within 24 hours) notify HomeStreet in writing, including reasonable detail, of the existence and nature of any inaccuracy; and (ii) promptly (and in any case within five (5) Business Days) provide in writing all information reasonably necessary to permit HomeStreet to prepare a supplement or amendment to the Proxy Statement and the Fairness Hearing Notice (as the case may be) so as to eliminate any such material misstatement or omission. Notwithstanding the foregoing, OCBB shall have no obligation under the preceding sentence with respect to statements included in or incorporated by reference into the Proxy Statement or the Fairness Hearing Notice based on information supplied by or on behalf of HomeStreet specifically for inclusion or incorporation by reference therein.
(j)    Fairness Hearing. OCBB shall cause its Chairman and Chief Executive Officer, its Chief Financial Officer, and a representative of Sandler, O’Neill & Partners, L.P., to attend the Fairness Hearing and to offer any testimony reasonably requested by HomeStreet or CDBO. Any and all statements made by or attributable to any Person attending the Fairness Hearing at the behest of OCBB shall be, to the Knowledge of OCBB, accurate, complete, and free of material misstatements or omissions.
Section 6.3    Forbearances of HomeStreet. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of OCBB, HomeStreet will not, and will cause each of its Subsidiaries not to:
(e)    Adverse Actions. Take any action that (i) would, or is reasonably likely to, prevent or materially impede or delay the Transactions; or (ii) is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time; (B) any of the conditions to the Merger set forth in Article 7 not being satisfied; (C) a material violation of any provision of this Agreement, except as may be required by applicable Law; or (D) a material delay in the ability of HomeStreet or OCBB or any of their respective Subsidiaries to perform any of their obligations under this Agreement on a timely basis.
(f)    Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
Section 6.4    Affirmative Covenants of HomeStreet. From and after the date of this Agreement until the Effective Time, HomeStreet shall (and to the extent applicable, it shall cause its Subsidiaries and Affiliates to) take the following actions:
(j)    Compliance with Banking Laws. HomeStreet shall take all steps necessary or appropriate to assure that HomeStreet and each of its Subsidiaries remains in compliance at all times with all applicable Laws relating to the operation of a saving bank chartered in the State of Washington, including the timely, accurate and complete filing of all Reports.
(k)    Proxy Statement; Fairness Hearing Notice.
(i)    HomeStreet shall provide to OCBB information about the business, financial condition, results of operations, management, and other matters sufficient to permit OCBB to prepare the Proxy Statement and, based in part upon the information provided in writing by OCBB for such purpose, shall prepare and file with CDBO the Fairness Hearing Application. For purposes of this Agreement, the “Fairness Hearing Application” means, collectively, an application to the CDBO to convene the Fairness Hearing, a draft of the Fairness Hearing Notice, a copy of the Proxy Statement, and any and all correspondence prepared by HomeStreet related thereto. Subject to the obligations of OCBB pursuant to Section 6.2(d), the Fairness Hearing Application shall, as of the mailing date, the date of the Fairness Hearing, and the date of the OCBB Meeting, be free of material misstatements or omissions pertaining to HomeStreet, OCBB and the Transactions. HomeStreet shall afford OCBB and its Representatives an opportunity to comment upon the contents of the Fairness Hearing Application and shall accept the reasonable written comments provided by each such Person regarding information pertaining to OCBB. HomeStreet shall, at its own expense, cause the filing of the Fairness Hearing Application, shall timely respond to any and all inquiries and comments of the CDBO with respect thereto, and shall file any amendments or supplements reasonably necessary to cause the Fairness Hearing Notice to meet the requirements of CDBO.
(ii)    To the extent any information provided by HomeStreet for inclusion in the Proxy Statement, or any information pertaining to HomeStreet and included in the Fairness Hearing Application, shall become inaccurate or incomplete at any time prior to the date of the date of the Fairness Hearing or the date of the OCBB Meeting, HomeStreet shall promptly (and in any case within five (5) Business Days) inform OCBB, including providing drafts of any supplement or amendment reasonably necessary to correct or eliminate any such material misstatement or omission. Notwithstanding the foregoing, HomeStreet shall have no obligation under the preceding sentence with respect to statements included in the Proxy Statement or Fairness Hearing Application based on information supplied by or on behalf of OCBB specifically for inclusion or incorporation by reference therein, other than the obligations set forth in Section 6.2(d). HomeStreet shall be responsible, subject to the obligations of OCBB pursuant to Section 6.2(d), for responding to any inquiries or comments from the CDBO.
(l)    Fairness Hearing; Fairness Hearing Notice. HomeStreet shall arrange for the convening of the Fairness Hearing at a site reasonably acceptable to CBDO, and the parties shall cooperate to provide for the approval by CDBO of a Notice of Fairness Hearing in compliance with Section 25142 of the California Corporations Code and Section 260.121 of the California Code of Regulations (the “Fairness Hearing Notice”) for inclusion in the Fairness Hearing Application. HomeStreet shall be the applicant and registrant for purposes of the Fairness Hearing Application and, in such capacity, shall bear primary responsibility for responses to all inquiries by CDBO in connection therewith, and at the Fairness Hearing shall serve as the proponent for the plan of registration relating thereto.
(m)    Fairness Hearing. HomeStreet shall cause its Chief Financial Officer, at least one other senior executive familiar with the Transactions and a representative of MJ Capital Partners, LLC, to attend the Fairness Hearing and offer any testimony reasonably required by OCBB or the CDBO. Any and all statements made by or attributable to any Person attending the Fairness Hearing at the behest of HomeStreet shall be, to the Knowledge of HomeStreet, accurate, complete, and free of material misstatements or omissions.
Section 6.5    Regulatory Filings.
(a)    Each of HomeStreet, OCBB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities (including the Bank Regulatory Authorities) necessary to consummate the Transactions; and any initial filings with the Bank Regulatory Authorities shall be made by HomeStreet as soon as practicable after the execution hereof (subject to the timely cooperation of OCBB). Each of HomeStreet and OCBB shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transactions.
(b)    Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Entity.
Section 6.6    Announcements. OCBB and HomeStreet shall consult with each other before issuing any press release with respect to the Merger, the Transactions or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law. OCBB and HomeStreet shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transactions as reasonably requested by the other party.
Section 6.7    Access; Information; Cooperation; Confidentiality.
(a)    OCBB agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford HomeStreet and HomeStreet’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours, upon reasonable notice and without disruption to OCBB’s business activities, throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors, subject to independent auditor consent), systems, properties, personnel and advisors of OCBB and its Subsidiaries and to such other information relating to OCBB and its Subsidiaries as HomeStreet may reasonably request and, during such period, it shall furnish promptly to HomeStreet (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state securities laws and federal or state banking, lending, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of OCBB as HomeStreet may reasonably request.
(b)    OCBB shall promptly, and in any event within five (5) Business Days, inform HomeStreet of any event, condition or circumstance that would constitute or give rise to, or might reasonably be expected to constitute or give rise (with the passage of time or the occurrence of reasonably anticipated events) to (i) any material breach of this Agreement by OCBB; or (ii) any event that constitutes or may constitute, or that with the passage of time or the occurrence of reasonably foreseeable events or circumstances will result in or is reasonably likely to result in, Material Adverse Effect upon OCBB and its Subsidiaries, taken as a whole. The obligation to notify HomeStreet of the matters contemplated by Section 6.7(b)(ii) shall not affect the determination of whether a Material Adverse Effect has arisen or exists, and any such determination shall be made in accordance with the definition of “Material Adverse Effect” and with the applicable provisions of this Agreement. Without limiting the generality of the preceding sentence, a notice by OCBB pursuant to Section 6.7(b) with respect to events that may constitute a Material Adverse Effect shall not be construed as conclusive evidence that such an event or condition exists or has occurred.

(c)    HomeStreet shall promptly, and in any event within five (5) Business Days, inform OCBB of any event, condition or circumstance that would constitute or give rise to, or might reasonably be expected to constitute or give rise (with the passage of time or the occurrence of reasonably anticipated events) to (i) any material breach of this Agreement by HomeStreet; or (ii) any event that constitutes or may constitute, or that with the passage of time or the occurrence of reasonably foreseeable events or circumstances will result in or is reasonably likely to result in, Material Adverse Effect upon HomeStreet and its Subsidiaries, taken as a whole. The obligation to notify OCBB of the matters contemplated by Section 6.7(c)(ii) shall not affect the determination of whether a Material Adverse Effect has arisen or exists, and any such determination shall be made in accordance with the definition of “Material Adverse Effect” and with the applicable provisions of this Agreement. Without limiting the generality of the preceding sentence, a notice by HomeStreet pursuant to Section 6.7(c) with respect to events that may constitute a Material Adverse Effect shall not be construed as conclusive evidence that such an event or condition exists or has occurred.
(d)    During the period from the date of this Agreement to the Effective Time, OCBB shall, upon the request of HomeStreet, cause one or more of its designated officers to confer on a monthly or more frequent basis with representatives of HomeStreet regarding its financial condition, operations and business and matters relating to the completion of the Transactions. Within fifteen (15) days after the end of each month, OCBB will deliver to HomeStreet a balance sheet and profit and loss statements, without related notes, prepared on a consistent basis in accordance with Law and (subject to the absence of footnotes and to normal, non-material adjustments) with GAAP. No less frequently than monthly, OCBB shall consult with HomeStreet regarding the status of all Classified Loans of OCBB and its Subsidiaries, and shall provide all documentation relating to all such Classified Loans upon HomeStreet’s request. Upon the request of HomeStreet, OCBB shall facilitate consultation between any one or more executive officers of HomeStreet, on the one hand, and the officer of OCBB or one of its Subsidiaries as the case may be, having primary supervisory or customer relationship authority with any Loan of OCBB or its Subsidiaries, which consultation may include any matter pertinent to the status or carrying value of each such Loan. As soon as reasonably available, but in no event more than thirty (30) days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending June 30), OCBB will deliver to HomeStreet its balance sheet and profit and loss statements, without related notes, prepared in accordance with Law (including GAAP, where applicable) and as soon as reasonably available, but in no event more than ninety (90) days after the end of each fiscal year, OCBB will deliver to HomeStreet its audited balance sheet and consolidated statements of operations, and changes in shareholders’ equity for such year, together with the unqualified opinion of the certifying accountants of OCBB.
(e)    No investigation or Knowledge by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.
(f)    OCBB shall give reasonable notice to HomeStreet of all board and committee meetings of OCBB, and all meetings of the shareholders of OCBB and, to the extent

Known, the agenda for or business to be discussed at such meeting. OCBB shall also provide to HomeStreet and its Subsidiaries all written agendas and meeting materials and written consent materials provided to the directors of OCBB in connection with such meetings, excluding materials subject to an attorney-client privilege or constituting attorney work product or that OCBB is not permitted to disclose under Law or that relate to the rights and obligations of the parties under the Transaction Documents. A Representative of HomeStreet shall be entitled to attend all meetings of the OCBB Board other than those portions of such meetings designated as executive sessions and any other meeting or portion of a meeting which OCBB determines, in consultation with its outside legal counsel, would result in a violation of the fiduciary duties of the OCBB Board to have such Representative of HomeStreet in attendance. The Representative so designated shall hold the title of Executive Vice President or higher with HomeStreet or HomeStreet Bank.
(g)    HomeStreet and its Subsidiaries and OCBB and its Subsidiaries, respectively, will hold, and will cause their representatives to hold all Confidential Information in strict confidence, including without limitation complying with this Agreement, the Confidentiality Agreement, and all Law applicable to such Confidential Information. Neither party will disclose Confidential Information of the other party without the consent of such party, and each party shall cause its Affiliates and Representatives to refrain from disclosing, without prior written consent of the party owning or delivering such Confidential Information. For the avoidance of doubt, a disclosure of Confidential Information by a party’s Affiliate or Representative shall be a breach of this Agreement or the Confidentiality Agreement by such party as if such disclosure were made directly by such party. Immediately upon any such termination, each party will promptly return to the requesting party (or shall destroy and certify to the destruction of) all Confidential Information in its possession and will not maintain any copies or notes of any Confidential Information, other than Confidential Information that may be reasonably necessary to enforce such party’s rights and remedies under this Agreement. Each of HomeStreet, HomeStreet Bank, OCBB acknowledges that any breach or violation of the representations contained in this Section 6.7(g) may cause substantial damages and irreparable harm to the other parties hereto. The parties agree that the remedy at law for any breach of any provision of this Section 6.7(g) would be inadequate and that, in addition to any other remedies that it may have, each party will be entitled, without the necessity of proving actual damages and without the posting of a bond, to temporary and permanent injunctive relief to cease and/or prevent any future breach or violation of any provision of this Section 6.7(g).
(h)    OCBB and its Subsidiaries on the one hand and HomeStreet and its Subsidiaries on the other shall cooperate in order to permit HomeStreet and its Subsidiaries to train employees of OCBB and its Subsidiaries who are expected to continue employment with HomeStreet and its Subsidiaries, and OCBB and its Subsidiaries shall, as mutually scheduled by HomeStreet and OCBB, use its reasonable efforts to excuse such employees from their duties for the purpose of training and orientation by HomeStreet and its Subsidiaries. The Parties shall also cooperate in order to allow HomeStreet and its Subsidiaries to utilize employees of OCBB to assist it in connection with preparing for the conversion of OCBB’s data processing systems.

Section 6.8    OCBB Meeting. OCBB Board shall duly and properly, in accordance with Section 601 of the California Corporations Code, provide notice to holders of OCBB Common Stock and convene, and thereafter shall cause to occur, a meeting of the holders of OCBB Common Stock (the “OCBB Meeting”) for purposes of obtaining Shareholder Approval, and at such meeting shall submit to such shareholders a motion contemplating Shareholder Approval. Except in the case of the adoption of a Change in Recommendation, the OCBB Board shall recommend that the holders of OCBB Common Stock grant the Shareholder Approval, and shall not withdraw or modify in any manner adverse to HomeStreet any such recommendation. For the avoidance of doubt, a Change in Recommendation shall not excuse the obligations of OCBB Board to convene OCBB Meeting and to take a vote regarding Shareholder Approval pursuant to the first sentence of this Section 6.8. In connection with the OCBB Meeting, the OCBB Board shall (a) deliver the Proxy Statement (or cause the Proxy Statement to be delivered) to each holder of record of OCBB Common Stock as of the applicable record date; and (b) take such actions (including delivering such amendments and supplements to the Proxy Statement as may be reasonably necessary or appropriate) to cause the Proxy Statement not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 6.9    Acquisition Proposals.
(d)    OCBB agrees that it shall, and shall direct and use its reasonable best efforts to cause its Affiliates to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any Confidential Information previously furnished by or on behalf of OCBB thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. Immediately following the execution and delivery of this Agreement, OCBB shall block all access to the electronic data room maintained in connection with this Agreement and the Transactions, to all Persons other than OCBB and HomeStreet and their respective Representatives. From the date of this Agreement through the Effective Time or the valid termination of this Agreement, OCBB shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly through another Person; (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal; (ii) provide any Confidential Information or data to any Person relating to any Acquisition Proposal; (iii) participate in any discussions or negotiations regarding any Acquisition Proposal; (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than HomeStreet or its Affiliates; (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing; or (vi) make or authorize any statement, recommendation or solicitation (whether publicly or otherwise) in support of any Acquisition Proposal, or otherwise that suggests or recommends to any Person other than HomeStreet a material modification to, or the abandonment or termination of, this Agreement or the Transactions, or fail to publicly reaffirm, in writing, its recommendation in favor of Shareholder Approval (any statement or omission described in clause (vi) above, a “Change in Recommendation”); provided, however, that prior to the date of OCBB Meeting, and subject to the provisions of this Section 6.9, if the OCBB Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to consider such Acquisition Proposal would breach, or would reasonably be expected to result in a breach of, the OCBB Board’s fiduciary duties under applicable law, then OCBB may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.9(a) that the OCBB Board determines in good faith constitutes a Superior Proposal, subject to providing four Business Days’ prior written notice of its decision to take such action to HomeStreet and identifying in detail and with specificity the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.9(b); (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by OCBB after consultation with its outside counsel) on terms no more favorable than those provided in the Confidentiality Agreement with HomeStreet and (2) participate in discussions or negotiations regarding such a Superior Proposal. For the avoidance of doubt, a breach of this Section 6.9(a) by any Affiliate or Representative of OCBB or any of its Subsidiaries shall constitute a breach of this Section 6.9(a) by OCBB, regardless of any Knowledge directly or indirectly attributable to OCBB. Notwithstanding the foregoing, OCBB shall not make a determination that an Acquisition Proposal constitutes a Superior Proposal unless OCBB shall have provided to HomeStreet an opportunity, within the four Business Day period referenced in the preceding sentence, to increase its offer to an amount equal to or greater than the amount of such Acquisition Proposal, and unless HomeStreet shall have failed, prior to the expiry of such period, to make such an increase in its offer such that HomeStreet’s offer is substantially equivalent, from a financial point of view, to such Acquisition Proposal. For the avoidance of doubt, the right of HomeStreet to increase its offer in response to an Acquisition Proposal shall not be construed as an obligation to do so, and upon receiving notice of an Acquisition Proposal HomeStreet may, in response thereto, take any action that is permitted of HomeStreet under this Agreement, including without limitation terminating this Agreement and exercising the remedies set forth in Article 8.
(e)    In addition to the obligations of OCBB set forth in Section 6.9(a), OCBB shall promptly (within 24 hours) advise HomeStreet orally and in writing of its receipt of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep HomeStreet informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to HomeStreet all materials provided to or made available to any third party pursuant to this Section 6.9, which were not previously provided to HomeStreet.
(f)    OCBB agrees that any violation of the restrictions set forth in this Section 6.9 by any Representative of OCBB shall be deemed a breach of this Section 6.9 by OCBB.

(g)    The parties hereto agree that irreparable damage would occur in the event any of the restrictions set forth in Section 6.9(a) were violated by OCBB or any of its Representatives. It is accordingly agreed that HomeStreet and HomeStreet Bank shall be entitled to an injunction or injunctions to prevent breaches of Section 6.9, without the necessity of posting a bond or other security, and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which HomeStreet is entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, HomeStreet shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.
Section 6.10    Certain Policies. During the period beginning on the date of this Agreement and continuing until the Effective Date, the Parties shall cooperate in monitoring the Loans of OCBB and its Subsidiaries and establishing adequate reserves therefor. To the extent HomeStreet shall reasonably request, OCBB shall, consistent with GAAP and in compliance with Law, modify its Loan classifications and establish or adjust loan loss reserves so as to be applied on a basis that is consistent with that of HomeStreet and its Subsidiaries; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions to the obligations of OCBB set forth in Sections 7.1 and 7.2; and further provided that in any event, no accrual or reserve made by OCBB or its Subsidiaries pursuant to this Section 6.10 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of OCBB and its Subsidiaries or its management with any such adjustments.
Section 6.11    Employment Matters.
(k)    OCBB has previously made available to HomeStreet in writing complete and accurate lists of the employees of OCBB and its Subsidiaries. Such employee lists shall be updated by OCBB and provided to HomeStreet thirty (30) calendar days following the date of this Agreement and within ten (10) days prior to the Closing Date.
(l)    HomeStreet and OCBB agree that promptly following the execution of this Agreement, meetings shall be held at such locations as HomeStreet and OCBB shall mutually agree, for HomeStreet and OCBB to announce the proposed Transactions to the employees of OCBB and its Subsidiaries. At mutually agreed upon times following such initial announcement, HomeStreet shall be permitted to meet with the employees of OCBB and its Subsidiaries to discuss employment opportunities with HomeStreet and its affiliates.
(m)    Each of the employees of OCBB and its Subsidiaries may be offered employment by HomeStreet or one of its Subsidiaries (including HomeStreet) at the sole and absolute discretion of HomeStreet. Except as described in this Section 6.11, neither HomeStreet nor any of its Affiliates shall have any liability with respect to any employee of OCBB or any of its Subsidiaries who is not offered or does not accept employment with HomeStreet or any of its Subsidiaries, or any former employee or retiree of OCBB or any of its Subsidiaries, regardless of when such liability occurs.
(n)    As soon as administratively practicable after the Effective Time, HomeStreet shall take all reasonable action so that employees of OCBB and its Subsidiaries who are continuing employees of HomeStreet or any of its Subsidiaries shall be entitled to participate in the HomeStreet Benefit Plans to the same extent as similarly situated employees of HomeStreet and its Subsidiaries (it being understood that inclusion of the employees of OCBB and its Subsidiaries in HomeStreet Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of OCBB and its Subsidiaries until such employees are permitted to participate in HomeStreet Benefit Plans and provided further, however, that nothing contained herein shall require HomeStreet or any of its Subsidiaries to make any grants to any former employee of OCBB or any of its Subsidiaries under any discretionary equity compensation plan of HomeStreet. HomeStreet shall cause each HomeStreet Benefit Plan in which employees of OCBB and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate, vesting and accrual of benefits, and for all other purposes (but not for accrual of pension benefits) under HomeStreet Benefit Plans, the service of such employees with OCBB or any of its Subsidiaries to the same extent as such service was credited for such purpose by OCBB or any of its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of HomeStreet to amend or terminate any of the HomeStreet’s Benefit Plans in accordance with their terms at any time.
(o)    At such time as employees of OCBB or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of HomeStreet or its Subsidiaries, HomeStreet shall cause each such plan to (i) waive any preexisting condition limitations and exclusions to the extent such conditions and exclusions are covered under the applicable medical, health or dental plans of HomeStreet; (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation, actively-at-work or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time and to the extent permitted under the applicable HomeStreet Benefit Plan.
(p)    Each of the Parties acknowledges and agrees that all provisions contained within this Section 6.11 with respect to Employees are included for the sole benefit of the Parties hereto, and shall not create any right (i) in any other Person, including Benefit Plans or any beneficiary thereof; or (ii) to continued employment with OCBB, HomeStreet or any of their respective Subsidiaries or Affiliates.

(q)    Those employees of OCBB or its Subsidiaries who are not offered comparable employment with respect to salary and location by HomeStreet or its Subsidiaries following the Effective Time, and who are not then covered by an existing severance or change-of-control agreement with OCBB or its Subsidiaries, and who sign and deliver a termination and release agreement substantially in the form of Exhibit D within 30 days of the Effective Time shall be entitled to receive severance pay in an amount equal to one week’s pay for each full year of service, subject to a maximum of twenty-six weeks of pay. Such payments will be made by HomeStreet on the date the termination and release agreement that is executed by an employee becomes effective. If OCBB or any of its Subsidiaries also has a severance pay plan applicable to a Person, then any amounts paid to such Person pursuant to that plan shall reduce the amount that such Person will receive under this Section 6.11(g) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 6.11(g) hereof shall be construed or interpreted to limit or modify in any way HomeStreet’s at will employment policy or provide any third party beneficiary rights to employees of OCBB or any of its Subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual’s benefit under any retirement plan or policy). If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay period.
(r)    Promptly following the Effective Time, OCBB and HomeStreet shall cause each employee of OCBB or any of its Subsidiaries who is not employed by HomeStreet or its Subsidiaries following the Merger to be paid for unused vacation time in accordance with OCBB’s past practice.
Section 6.12    Notification of Certain Matters. Each of OCBB and HomeStreet shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
Section 6.13    Estoppel Letters. OCBB shall obtain and deliver to HomeStreet at the Closing with respect to all real estate leased by OCBB or its Subsidiaries, an estoppel letter dated as of or before the Closing Date in the form of Exhibit E from all lessors.
Section 6.14    NASDAQ Listing HomeStreet will use its reasonable best efforts to list if required, prior to the Effective Time on the NASDAQ GlobalSelect Market the shares of HomeStreet Common Stock to be issued to the holders of OCBB Common Stock in the Merger.
Section 6.15    Directors and Officers Indemnification and Insurance.
(a)    OCBB shall purchase a policy of officers' and directors' liability insurance with terms comparable to the policy currently in effect which provides coverage for a period of six (6) years from the Effective Time for claims arising from facts or events that occurred prior to the Effective Time; provided, however, that the total cost of the premiums for such policy shall not exceed 250% of the current annual premium paid by OCBB for such coverage.
(b)    From and after the Effective Time, HomeStreet shall, and shall cause the Resulting Bank or any other entity resulting from the Transactions to, maintain and preserve the rights to indemnification of officers and directors provided for in the OCBB Articles and OCBB Bylaws with respect to indemnification for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing prior to the Effective Time, including, without limitation, the Transactions to the extent such indemnification rights are not in excess of that permitted by Law or Governmental Entities.
(c)    The provisions of this Section 6.15 are intended to be for the benefit of, and shall be enforceable by, each director or officer of OCBB and his or her heirs, beneficiaries and successors in interest.
(d)    In the event that either HomeStreet or Resulting Bank, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the surviving corporation or resulting bank or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of HomeStreet or Resulting Bank, as applicable, shall assume the obligations set forth in this Section 6.15.
ARTICLE 7.    CONDITIONS TO CONSUMMATION OF THE MERGER
Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. Consummation of the Merger is subject to satisfaction or waiver by both HomeStreet and OCBB to the extent such waiver is legally permissible, of the following conditions:
(k)    Shareholder Approval. The Shareholder Approval shall have been obtained.
(l)    Notice of Registration. The Commissioner of the CDBO shall have convened the Fairness Hearing in accordance with California Corporations Code Section 25142 and thereafter shall have made a determination that the Transactions are fair, just and equitable, and shall have issued the Registration Notice.
(m)    Regulatory Approvals. All regulatory approvals required to consummate the Transactions and each of the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which HomeStreet Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transactions to such a degree that HomeStreet would not have entered into this Agreement had such conditions, restrictions or requirements been known or could reasonably have been known at the date hereof.

(n)    No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.
Section 7.2    Conditions to Obligation of OCBB. The obligations of OCBB to consummate the Merger is also subject to the fulfillment or written waiver by OCBB prior to the Effective Date of each of the following conditions:
(g)    Representations and Warranties. The representations and warranties of HomeStreet and its Subsidiaries set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that no representation or warranty of HomeStreet and its Subsidiaries shall be deemed untrue or incorrect for purposes of the closing conditions set forth in this Section 7.2(a) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of HomeStreet and its Subsidiaries has had or would reasonably be expected to result in a Material Adverse Effect on HomeStreet; and provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) included in any such representation or warranty shall be disregarded, and OCBB shall have received a certificate, dated the Effective Date, signed on behalf of HomeStreet and HomeStreet Bank by the Chief Executive Officer and the Chief Financial Officer of HomeStreet to such effect. At the Closing HomeStreet shall deliver to OCBB a certificate of the Exchange Agent confirming receipt of the foregoing.
(h)    Performance of Obligations of HomeStreet and HomeStreet Bank. HomeStreet and HomeStreet Bank each shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and OCBB shall have received a certificate, dated the Effective Date, signed on behalf of HomeStreet and HomeStreet Bank by the Chief Executive Officer and the Chief Financial Officer of HomeStreet to such effect.
(i)    Certificate of Exchange Agent. HomeStreet shall have delivered a certificate of the Exchange Agent pursuant to Section 3.2.
(j)    Closing Deliveries. HomeStreet shall have delivered to OCBB the following documents:
(xv)    The certificate of the Chief Executive Officer and Chief Financial Officer of OCBB contemplated by Section 7.2(b).

(xvi)    If requested by HomeStreet in accordance with Section 2.1(f), a duly executed original of the articles or plan of merger contemplated by such section.
(xvii)    An opinion of Katten Muchin Rosenman LLP addressed to the OCBB Board, in substantially the form of Exhibit G; provided, however, that if Katten Muchin Rosenman LLP shall have failed timely to deliver such an opinion, then HomeStreet may obtain an opinion of counsel to HomeStreet with respect to such matters, which opinion may be addressed solely to HomeStreet.
(k)    Other Actions. HomeStreet shall have furnished OCBB with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as OCBB may reasonably request.
Section 7.3    Conditions to Obligation of HomeStreet. The obligations of HomeStreet and HomeStreet Bank to consummate the Merger is also subject to the fulfillment or written waiver by HomeStreet prior to the Effective Date of each of the following conditions:
(n)    Representations and Warranties. The representations and warranties of OCBB and its Subsidiaries set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that no representation or warranty of OCBB and its Subsidiaries shall be deemed untrue or incorrect for purposes of the closing conditions set forth in this Section 7.3(a) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of OCBB and its Subsidiaries has had or would reasonably be expected to result in a Material Adverse Effect on OCBB and its Subsidiaries, taken as a whole; and provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) included in any such representation or warranty shall be disregarded, and HomeStreet shall have received a certificate to such effect, dated as of the Closing Date, signed on behalf of OCBB by the Chief Executive Officer and the Chief Financial Officer of OCBB (or individuals serving in such positions).
(o)    Performance of Obligations of OCBB. OCBB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and HomeStreet shall have received a certificate, dated the Effective Date, signed on behalf of OCBB by the Chief Executive Officer and the Chief Financial Officer of OCBB to such effect.
(p)    Operational Requirements. Each of the following shall be true with respect to OCBB and its Subsidiaries as of the Closing Date:

(i)    the daily average total deposits of OCBB, excluding brokered deposits, for the month preceding the month in which the Closing Date occurs, shall not be less than one hundred ten million dollars ($110,000,000); and
(ii)    the total shareholders’ equity of OCBB (computed in accordance with GAAP, excluding the after-tax impact of all other comprehensive income or loss, and the accrual or payment of any OCBB Transaction Expenses, as of the last day of the month preceding the Closing Date) shall not be less than forty-seven million fifty-three thousand dollars ($47,053,000), without considering the impact of any adjustments made by OCBB under Section 6.2(b), or any additional loan loss reserves required by HomeStreet under Section 6.10 that would exceed those required by GAAP as consistently applied by OCBB prior to such required addition to loan loss reserves.
(q)    Closing Deliveries. HomeStreet shall have received the following documents:
(iii)    The certificate of the Chief Executive Officer and Chief Financial Officer of OCBB contemplated by Section 7.3(b).
(iv)    A certificate of the inspector of elections for the OCBB Meeting attesting to the adoption of Shareholder Approval by the holders of the Shares, including the number of shares voted in favor of and against the Merger, the number of shares abstaining, and the number of broker non-votes.
(v)    If requested by HomeStreet in accordance with Section 2.1(f), a duly executed original of the articles or plan of merger contemplated by such section.
ARTICLE 8.    TERMINATION
Section 8.1    Termination. This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:
(l)    Mutual Consent. By the mutual consent in writing of HomeStreet and OCBB.
(m)    Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by HomeStreet or OCBB, in the event of a breach by the other party (or any of such other party’s Subsidiaries) of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party not to consummate the Transactions under Section 7.2(a) or (b) or 7.3(a) or (b), as the case may be.
(n)    Delay. By HomeStreet or OCBB, in the event that the Merger are not consummated by March 31, 2016, except to the extent that the failure of the Merger to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the failure of any of the Participating Shareholders (if OCBB is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement.
(o)    No Regulatory Approval. By HomeStreet or OCBB in the event the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Entity or if an application therefor shall have been permanently withdrawn at the request of a Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.
(p)    Denial or Revocation of Notice of Registration. By either HomeStreet or OCBB prior to the Effective Time (i) if the CDBO shall have issued a final, non-appealable denial of the Registration Permit, or if the Registration Permit has been revoked or suspended; or (ii) if any stop order or injunction has been issued prohibiting the issuance of HomeStreet Common Stock as a component of the Merger Consideration; or (iii) if any proceeding shall have commenced that would be reasonably likely to result in the revocation or suspension of the Notice of Registration or any injunction or stop order; provided, however, that in the case of clause (iii), a party may not terminate this Agreement unless it shall have exercised commercially reasonable efforts to contest such proceeding.
(q)    No Shareholder Approval. By either HomeStreet or OCBB, if the Shareholder Approval shall not have been obtained at the OCBB Meeting or at any adjournment or postponement thereof.
(r)    OCBB Failure to Support Transaction. By HomeStreet if (i) OCBB shall have materially breached the provisions of Sections 6.8 or 6.9 in any respect adverse to HomeStreet; (ii) OCBB Board shall have failed to make its recommendation in favor of Shareholder Approval referred to in Section 6.8, or shall have made a Change in Recommendation; or (iii) OCBB shall have materially breached its obligation to convene the OCBB Meeting in accordance with Section 6.8.
(s)    Closing Conditions. By HomeStreet in the event OCBB fails to meet the operational conditions specified in Section 7.2(c).
(t)    Alternative Proposals. By (i) HomeStreet if OCBB proposes to accept any Superior Proposal; or (ii) OCBB if OCBB Board determines that its fiduciary duties require it to accept a Superior Proposal after compliance with Sections 6.8 and 6.9.
(u)    Certain Tender or Exchange Offers. By HomeStreet if a tender offer or exchange offer for 15% or more of the outstanding Shares is commenced (other than by

HomeStreet or a Subsidiary thereof), and OCBB Board fails to recommend publicly, within ten (10) calendar days thereafter, that holders of OCBB Common Stock refrain from tendering their shares in such tender or exchange offer, or in any other respect directly or indirectly limits or qualifies its support of the Transactions and against any such tender offer or exchange offer.
Section 8.2    Specified Termination Events. For purposes of this Agreement, a “Specified Termination Event” means a termination that follows any of the following events:
(r)    a termination by HomeStreet which follows:
(i)    a failure to obtain the Shareholder Approval if either or both of the following conditions is true: (A) a Change in Recommendation had occurred; or (B) any Person had announced publicly any Acquisition Proposal (unless thereafter the OCBB Board had clearly, publicly and unambiguously restated its recommendation in favor of Shareholder Approval in writing);
(ii)    a breach by OCBB of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be cured or has not been cured within 30 days after the giving of written notice to OCBB of such breach; and (ii) would entitle HomeStreet not to consummate the Transactions under Section 7.2(a), (b) or (c); provided that HomeStreet is not, as of the termination date, in breach of any material representation, warranty, covenant or agreement of HomeStreet herein;
(iii)    a willful or grossly negligent failure by OCBB to meet the operational conditions specified in Section 7.2(c);
(iv)    the receipt by OCBB of any Acquisition Proposal, unless the OCBB Board had promptly and unequivocally rejected such Acquisition Proposal not later than five (5) Business Days following the later to occur of (A) the receipt by OCBB of any Acquisition Proposal; or (B) if OCBB has determined the Acquisition Proposal to be a Superior Proposal, the date on which HomeStreet advises OCBB in writing that it does not intend to increase its offer under Section 6.9; or
(v)    the announcement or commencement of any tender offer or exchange offer for 15% or more of the outstanding Shares (other than by HomeStreet or a Subsidiary thereof), unless the OCBB Board fails to recommend publicly, within ten (10) calendar days thereafter, that holders of OCBB Common Stock refrain from tendering their shares in such tender or exchange offer.
(b)    a termination by the OCBB Board upon the determination that an Acquisition Proposal received by the OCBB Board pursuant to Section 6.9 is a Superior Proposal, after OCBB has complied with all of its obligations in Section 6.9.

(c)    a termination by either party that follows a failure to obtain the Shareholder Approval at the OCBB Meeting.
Section 8.3    Effect of Termination and Abandonment.
(c)    In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) Section 6.7(g), Section 8.2, this Section 8.3, and Article 9 of this Agreement shall survive any termination of this Agreement; and (ii) notwithstanding anything to the contrary, none of the parties shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.
(d)    The parties hereto agree that in the event this Agreement is terminated upon a Specified Termination Event, OCBB shall pay HomeStreet an amount equal to two million two hundred eleven thousand two hundred ($2,211,200) (the “Termination Fee”), plus the amount of any and all out-of-pocket costs and expenses (including without limitation the attorney, accountants and financial advisors’ fees (in the case of the financial advisors’ fees, grossed up to compensate HomeStreet for the impact of any special fee attributable to the termination of this Agreement) and other costs and expenses of any kind and nature whatsoever incurred by the terminating party (and including the costs incurred by the party’s Affiliates and Representatives) in the course of such party’s negotiation, investigation, and documentation of this Agreement and its performance in pursuit of the Transactions (such amount, the “HomeStreet Expense Reimbursement”) as follows:
(i)    in the event of a Specified Termination Event described in Sections 8.2(a)(i), (a)(iii) or (a)(iv), or Section 8.2(b), or any willful or grossly negligent failure to meet the operational conditions set forth in Section 7.3(c), then OCBB shall pay the entire Termination Fee to HomeStreet on the second Business Day following the termination of this Agreement, and shall pay the HomeStreet Expense Reimbursement from time to time within ten (10) Business Days after receipt of invoices or other reasonably appropriate documentation therefor; or
(ii)    in the event of a Specified Termination Event described in Section 8.2(a)(ii) or Section 8.2(c), or upon a termination by HomeStreet as a result of OCBB’s failure to meet the requirements of Section 7.3(c) (other than as a result of willful failure or gross negligence, which shall be subject to Section 8.3(b)(i) above), then (A) OCBB shall pay the HomeStreet Expense Reimbursement to HomeStreet within ten (10) Business Days after receipt of invoices or other reasonably appropriate documentation therefor, and (B) if within 12 months after such termination OCBB, any Subsidiary of OCBB, or any bank holding company that “controls” OCBB within the meaning of Section 2(a)(1) of the Bank Holding Company Act of 1956, as amended, enters into an agreement with respect to a Control Transaction, then OCBB shall pay to HomeStreet an amount equal to the Termination Fee on the date of execution of such agreement or, if there is no such agreement, then upon the first to occur of the public announcement or the consummation of any such Control Transaction; provided, however, that under no circumstances shall OCBB be required to pay the Termination Fee more than once.
(e)    In the event of a termination of this Agreement by OCBB pursuant to Section 8.1(b), HomeStreet shall pay to OCBB the amount of any and all out-of-pocket costs and expenses (including without limitation the attorney, accountants and financial advisors’ fees (in the case of the financial advisors’ fees, grossed up to compensate HomeStreet for the impact of any special fee attributable to the termination of this Agreement) and other costs and expenses of any kind and nature whatsoever incurred by the terminating party (and including the costs incurred by the party’s Affiliates and Representatives) in the course of such party’s negotiation, investigation, and documentation of this Agreement and its performance in pursuit of the Transactions (such amount, the “OCBB Expense Reimbursement”), within ten (10) Business Days after receipt of receipts or other reasonable documentation therefor.
(f)    Any amount that becomes payable pursuant to Section 8.3(b) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment.
(g)    The parties agree that the rights and obligations set forth in this Section 8.3 are integral to and an essential component of the Transactions, that without such agreement neither HomeStreet nor OCBB would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by OCBB or HomeStreet. If either party fails to pay to the other party the amounts due under this Section 8.2 within the time periods specified in this Section 8.2, such party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the non-breaching party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided that the non-breaching party prevails on the merits, together with interest on the amount of any such unpaid amounts at three percent (3%) in excess of the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.
Section 8.4    Specific Performance.
(a)    The parties to this Agreement acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that in any such case any breach of this Agreement could not be adequately compensated by monetary damages alone. Accordingly, prior to the valid termination of this Agreement in accordance with Section 8.1, a Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which such party is entitled under the terms of this Agreement, at law or in equity. In pursuing such a claim, a party shall not be obligated to prove damages as a result of such breach or threatened breach, and each party agrees not to raise such a defense. No party shall raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of a party under this Agreement. In seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, no party shall be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of this Section 8.4, nor shall any party assert a claim or defense to an action for injunctive relief which claim or defense is based upon the failure to post such a bond or undertaking.
(b)    Notwithstanding any contrary construction of Section 8.4(a), under no circumstances shall any HomeStreet Party be entitled to specific enforcement of this Agreement at any time when there exists an Acquisition Proposal that OCBB Board has advised HomeStreet it believes in good faith may be or may be negotiated in such a manner as to become a Superior Proposal, or at a time or under circumstances when OCBB has announced a Change in Recommendation. In such an event, the sole remedy of HomeStreet for termination of this Agreement shall be the entitlement to receive the Termination Fee and the HomeStreet Expense Reimbursement as provided in Section 8.3.
ARTICLE 9.    MISCELLANEOUS
Section 9.1    Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 6.7(g), Section 8.2 and this Article 9, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its Affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.
Section 9.2    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived, by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the OCBB Meeting no amendment shall be made which by law requires further approval by the shareholders of OCBB without obtaining such approval.
Section 9.3    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
Section 9.4    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Washington applicable to contracts made and to be performed entirely within such State.

Section 9.5    Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transactions, including fees and expenses of its own Representatives, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or breach of any provision of this Agreement.
Section 9.6    Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, sent by facsimile (with confirmation of receipt) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to OCBB:	OCBB
17901 Von Karman Ave, Suite 100
Irvine, CA 92614
Attention: JP Gough, Chairman and CEO
Email: jpgough@ocbusinessbank.com

With a copy to:	King, Holmes, Paterno & Soriano LLP
1900 Avenue of the Stars
25th Floor
Los Angeles, CA 90067
Attn: Keith T. Holmes
Email: kholmes@hkpslaw.com
Fax: 310-282-8903

If to HomeStreet or	HomeStreet, Inc.
HomeStreet Bank	601 Union Street, Suite 2000
Seattle, WA 98101
Attention: Mark K. Mason
Chief Executive Officer and President
Email: mark.mason@homestreet.com
Fax: (206) 389-7703

With a copy to:	HomeStreet, Inc.
601 Union Street, Suite 2000
Seattle, WA 98101
Attention: Godfrey B. Evans
General Counsel and Chief Administrative Officer
Email: godfrey.evans@homestreet.com
Fax: (206) 389-7703

With a further copy to:	Davis Wright Tremaine LLP
1201 Third Avenue Suite 2200
Seattle, Washington 98101
Attention: Marcus J. Williams, Esq.
Email: marcwilliams@dwt.com
Fax: (206) 757-7799

Section 9.7    Entire Understanding; No Third Party Beneficiaries. This Agreement, the Transaction Documents and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transactions, and supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than: (i) the parties hereto and their respective successors and permitted assigns; and (ii) solely with respect to Section 6.15, the Persons identified therein.
Section 9.8    Severability. Except to the extent that application of this Section 9.8 would have a Material Adverse Effect on OCBB or HomeStreet, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.
Section 9.9    Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, without the necessity of posting a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.
Section 9.10    Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.
Section 9.11    Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
HOMESTREET, INC.

By:
Name:    Mark K. Mason

Title:	President, Chief Executive Officer and Chairman

HOMESTREET BANK

By:
Name:    Mark K. Mason
Title:    President and Chief Executive Officer

ORANGE COUNTY BUSINESS BANK

By:
Name:    JP Gough
Title:    Chairman and Chief Executive Officer